SCHEDULE 14C INFORMATION
        INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (Amendment No. )

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                              Silicon Gaming, Inc.
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                (Name of Registrant as Specified in Its Charter)

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                              SILICON GAMING, INC.
                              2800 W. Bayshore Road
                           Palo Alto, California 94303


                              INFORMATION STATEMENT


         This Information Statement is being furnished to the shareholders of Silicon Gaming, Inc., a California corporation ("Silicon Gaming" or the "Company") pursuant to Section 14(c) of the Securities Exchange Act of 1934 and Rule 14c-101 thereunder.

                  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
                        REQUESTED NOT TO SEND US A PROXY.

         At the close of business on November 15, 1999, there were 14,547,064 shares of the Company's common stock issued and outstanding. The Company's common stock is the only class of its securities outstanding entitled to vote for the election of directors of the Company at a shareholders' meeting if one were to be held. Each share of the common stock entitles its record holder to one vote.

         This Information Statement will be mailed to the shareholders of Silicon Gaming on or about December 16, 1999.

                                  INTRODUCTION

         The Company anticipates that on or before January 5, 2000, the holders of a majority of the outstanding shares of common stock of the Company will approve, by a written consent action, an amendment to the Company's Amended and Restated Articles of Incorporation to increase the authorized number of shares of common stock from 50,000,000 to 750,000,000 (the "Amendment"). (See "Amendment of Articles of Incorporation"). The Amendment will not occur until after the expiration of the 20-day period beginning the later of the date of the filing of this Information Statement with the Securities and Exchange Commission pursuant to Rule 14c-5 or the date of the mailing of this Information Statement to the Company's shareholders.

         Please read this Information Statement carefully. It describes the terms of the Amendment and contains certain financial and other information about the Company.

                   AMENDMENT TO THE ARTICLES OF INCORPORATION

         On November 24, 1999, the board of directors of Silicon Gaming approved and adopted a resolution to propose to the shareholders of the Company the Amendment. Under Section 902 of the California General Corporation Law ("CGCL"), the Articles of Incorporation of a corporation may be amended if the amendment is approved by the board of directors and approved by a majority of the outstanding voting shares, either before or after the approval by the board. The Company anticipates that a majority of the outstanding shares of common stock will, by consent action pursuant to Section 603 of the CGCL, approve the Amendment. Upon execution of the consent action, the Company will file the Amendment with the Secretary of State of California, as required by Section 905 of the CGCL. The record date for holders of the common stock with regard to the consent action is December 6, 1999 (the "Record Date"). The Record Date was set by the board of directors at a meeting held on November 24, 1999. The consent action will take place no sooner than 20 days from the earlier of the filing of this Information Statement with the Securities and Exchange Commission or mailing of this Information Statement to the shareholders of the Company. The proposed Amendment to the current Section 1 of Article III of the Company's Amended and Restated Articles of Incorporation would increase the number of authorized shares of common stock from 50,000,000 to 750,000,000. The proposed increase in the number of authorized shares is primarily in order to facilitate the restructuring ("Restructuring") of the Company. (See "Restructuring" below).

         As of November 15, 1999, there were 14,547,064 shares of common stock issued and outstanding, and 5,676,149 shares reserved for issuance upon exercise of options, warrants and outstanding preferred stock. Consequently, as of November 15, 1999, there were 29,776,787 shares of common stock authorized but unreserved. Upon approval of the Amendment by a majority of the outstanding shares of common stock, the Company will file the Amendment with the California Secretary of State.

                             WRITTEN CONSENT ACTION

         On November 24, 1999, the Company issued 7,828,745 shares of restricted common stock (the "Restricted Shares") to each of Mr. Andrew Pascal and Mr. Paul Mathews under the Company's 1999 Long-Term Compensation Plan (the "Management Incentive Plan"). Upon issuance of the Restricted Shares Mr. Pascal held approximately 8,045,410 shares of common stock or approximately 26.6% of the outstanding common stock of the Company as of the Record Date, and Mr. Mathews held approximately 7,878,744 shares of common stock or approximately 26.1% of the outstanding common stock of the Company as of the Record Date. Collectively, Messrs. Pascal and Mathews hold approximately 15,924,154 shares of common stock or approximately 52.7% of the outstanding common stock of the Company as of the Record Date. Messrs. Pascal and Mathews each paid for the Restricted Shares by issuing a non-recourse promissory note to the Company for the fair market value of the shares on the date of issuance, as determined by the board of directors of the Company. Messrs. Pascal and Mathews each pledged the Restricted Shares as collateral against the payment of the promissory notes. Mr. Pascal is the current President and Chief Executive Officer of the Company and is a member of the board of directors of the Company. Mr. Mathews is the current Vice President of Business Development and Government Affairs of the Company.

         The Company expects that Messrs. Matthews and Pascal will, by written consent action, approve the Amendment on or about January 5, 2000.

             INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

         As key employees of the Company, Messrs. Pascal and Mathews are eligible to receive additional grants or issuances under the Management Incentive Plan subsequent to the Amendment. In addition, several other key employees, officers, members of management and current directors are eligible to receive grants or issuances under the Management Incentive Plan subsequent to the Amendment.

                                  RESTRUCTURING

         On November 24, 1999, the Company completed a financial restructuring with the holders of $47.25 million in aggregate principal amount of outstanding 10% Senior Discount Noes (the "Senior Discount Notes"). The Senior Discount Notes were held entirely by B III Capital Partners, LP ("B III"). The Senior Discount Notes were previously issued in two separate transactions. On September 30, 1997 the Company issued $30 million in aggregate principal amount of the Senior Discount Notes to B III pursuant to a Securities Purchase Agreement. On July 8, 1998, the Company issued $17.25 million in aggregate principal amount of the Senior Discount Notes to B III pursuant to Amendment No. 1 to the Securities Purchase Agreement.

         On July 1, 1999, the Company announced today that it did not make the scheduled July 1, 1999 interest payment on its $47.25 million of outstanding Senior Discount Notes. Under the terms of the Senior Discount Notes, the nonpayment of interest became an Event of Default after 15 business days. The Company also announced on July 1, 1999 that it did not currently intend to make the scheduled interest payment, and that it was in negotiations with B III regarding a consensual restructuring, possibly including a conversion of the Notes into equity or other securities. As a result of those negotiations, B III agreed to exchange $39.75 million in aggregate principal amount of the Senior Discount Notes, and to amend the terms of the remaining $7.5 million in aggregate principal amount of Senior Discount Notes (the "Amended Notes"), in exchange for a substantial portion of the equity of the Company. In addition B III agreed to waive all accrued interest on the $39.75 million in aggregate principal amount of Senior Discount Notes being exchanged in the Restructuring, and to waive all interest on the remaining $7.5 million in aggregate principal amount of Senior Discount Notes that had accrued through July 15, 1999. The amount of interest waived was approximately $7.6 million. The Senior Discount Notes represented nearly all of the outstanding long-term debt obligations of the Company. The board of directors believed that the exchange of the Senior Discount Notes for equity in the Company would greatly benefit the financial viability of the Company by reducing the Company's debt service obligations.

         In connection with the Restructuring the Company: (1) issued 39,750 shares of Series D Convertible Preferred Stock ("Series D Preferred Stock") as well as warrants (the "Series E Warrants") to purchase 60,807.731 shares of Series E Convertible Preferred Stock ("Series E Preferred Stock") in exchange for the cancellation of $39.75 million in aggregate principal amount of the Senior Discount Notes and interest accrued thereon; (2) amended the terms and provisions of the $7.5 million of Senior Discount Notes that remained outstanding; (3) adopted the Silicon Gaming, Inc. 1999 Long Term Compensation Plan pursuant to which equity-based incentives will be issued to management and employees (the "Management Incentive Plan"); and (4) issued $2 million in aggregate principal amount of 13% Senior Secured Notes (the "New Notes") to B III in consideration for $2 million in immediately available funds.

         In addition, as soon as practicable the Company intends to conduct an exchange offer with shareholders of record as of November 24, 1999, whereby participating shareholders will have the opportunity to exchange each share of common stock they hold for a unit consisting of one share of common stock and a warrant (the "Old Equity Warrant") to purchase 3.59662 additional shares of common stock for each share of common stock held. Alternatively, the Company may distribute the Old Equity Warrants to shareholders of record as of November 24, 1999. The maximum number of Old Equity Warrants to be issued would be 54,985,667. The Old Equity Warrants, in the aggregate, may be exercised for 54,985,667 shares of common stock. The shares of common stock underlying the Old Equity Warrants to be issued would represent up to, in the aggregate, 15% of the total outstanding shares of common stock on a fully diluted basis as of November 24, 1999, excluding the Old Equity Warrants. The number of Old Equity Warrants actually issued, if any, will depend upon the method of distribution.

         The 39,750 shares of Series D Preferred Stock issued to B III are, in the aggregate, convertible into 174,285,127 shares of common stock, or approximately 57% of the outstanding common stock of the Company on a fully-diluted basis as of the closing of the Restructuring. The Series E Warrants issued to B III may be exercised for, in the aggregate, up to 60,807.731 shares of Series E Preferred Stock, which is convertible into up to 60,807,731 shares of common stock. The Series E Warrants are exercisable only to the extent that Old Equity Warrants are actually exercised. The purpose of the issuance of the Series E Warrants was to protect the percentage interest of the equity held by B III in the form of the Series D Preferred Stock from being diluted by the exercise of the Old Equity Warrants. The terms and provisions of the Series D Preferred Stock, the Series E Preferred Stock, the Series E Warrants and the Old Equity Warrants are more fully set forth below in the sections entitled "Series D Preferred Stock", "Series E Preferred Stock", "Series E Warrants" and "Old Equity Warrants".

         The board of directors of the Company approved the issuance of up to $5 million in aggregate principal amount of New Notes in connection with the Restructuring. On November 24, 1999, $2 million in aggregate principal amount of New Notes was issued to B III in exchange for $2 million in readily available funds. The New Notes mature five years from the date of issuance. Interest on the New Notes is payable monthly in advance and accrues at the rate of 10% cash interest and 3% in-kind interest. The New Notes may be redeemed at any time prior to maturity for an amount that results in a 25% internal rate of return to the holders. The Company and its subsidiaries granted a security interest in certain assets of the Company and its subsidiaries, and any proceeds thereof, to B III as collateral for payment of the obligations under the New Notes. The New Notes are considered senior secured debt.

         The agreements under which the Amended Notes, New Notes and the Series D Preferred Stock were issued, and in the case of the Series E Preferred Stock, will be issued, contain various restrictions. Because of those restriction the Company may be restricted from issuing securities or debt obligations senior to the New Notes, the Amended Notes, the Series D Preferred Stock or the Series E Preferred Stock, without the prior written consent of a majority of the holders of each of those instruments.

         CAPITAL STOCK OF THE COMPANY FOLLOWING THE AMENDMENT. The current number of authorized shares of common stock is inadequate to provide for the possible conversion of the Series D Preferred Stock and Series E Preferred Stock into common stock, the exercise of the Old Equity Warrants and issuances under the Management Incentive Plan. In order to effectuate the Restructuring, the number of authorized shares of common stock of the Company must be increased to allow for the potential conversion of the Series D Preferred Stock, Series E Preferred Stock, exercise of the Old Equity Warrants and issuances under the Management Incentive Plan. The Amendment, if approved and subsequently filed with the Secretary of State of California, will adequately increase the number of authorized shares of common stock to provide for the foregoing issuances. Issuances of common stock upon conversion of the Series D Preferred Stock or Series E Preferred Stock, upon exercise of the Old Equity Warrants, or under the Management Incentive Plan could have a substantial dilutive effect on current shareholders

         If all shares of Series D Preferred Stock and Series E Preferred Stock were converted into common stock, and all shares under the Management Incentive Plan were issued, and all Old Equity Warrants were issued and converted, the total outstanding number of shares of common stock would be approximately 421,556,777. Subsequent to the Amendment, 174,285,127 shares of common stock will be reserved for issuance upon conversion of the Series D Preferred Stock, 60,807,731 shares of common stock will be reserved for issuance upon conversion of the Series E Preferred Stock, 54,985,667 shares of common stock will be reserved for issuance upon exercise of the Old Equity Warrants, and 100,532,594 shares of common stock will be reserved for issuance under the Management Incentive Plan. On November 24, 1999, the Company issued 15,657,490 shares of common stock under the Management Incentive Plan.

         Subsequent to the Amendment, the Company will have approximately 328,443,223 shares of authorized but unissued and unreserved shares of common stock. In addition, the Company will have approximately 6,783,915.3 authorized but unissued and unreserved shares of preferred stock. Authorized but unissued common stock of the Company may be issued for such consideration as the board of directors determines to be adequate. Issuance of common stock by the Company could have a dilutive effect on certain shareholders. Shareholders may or may not be given the opportunity to vote thereon, depending upon the nature of any such transactions, applicable law, the rules and policies of the national securities exchange on which the common stock of the Company is then trading, if any, and the judgment of the board of directors. Shareholders have no preemptive rights to subscribe for newly issued shares of the Company's capital stock. Having a substantial number of authorized and unreserved shares of common stock and preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Management could use the additional shares or resist a takeover effort even if the terms of the takeover offer are favored by a majority of the independent shareholders. This could delay, defer, or prevent a change in control.

         Other than the common stock reserved for the exercise of warrants and options outstanding prior to the closing of the Restructuring, the common stock to be reserved subsequent to the Amendment for the conversion of the Series D Preferred Stock, the Series E Preferred Stock, the exercise of the Old Equity Warrants and issuances under the Management Incentive Plan, the Company has no present plans, understandings, agreements, or arrangements concerning the issuance of additional common stock. There can be no assurance, however, that the Company will not issue, or agree to issue, additional shares of common stock in the future.

         The Company has authorized for issuance 6,884,473 shares of preferred stock, of which, 39,750 shares are outstanding in the form of the Series D Preferred Stock and 60,807.731 are reserved for issuance in the form of Series E Preferred Stock upon exercise of the Series E Warrants. The board of directors, without the approval of shareholders, may fix the rates, preferences, privileges, and restrictions, including voting rights, of the preferred stock, which typically are senior to the rights of the common stock. Furthermore, holders of preferred stock may have other rights, including economic rights, senior to the common stock. Having a substantial number of authorized and unreserved shares of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Management could use the additional shares to resist a takeover effort even if the terms of the takeover offer are favored by a majority of the independent shareholders. This could delay, defer, or prevent a change in control.

         Other than the preferred stock reserved for the exercise of the Series E Warrants, the Company has no present plans, understandings, agreements, or arrangements concerning the issuance of additional preferred stock. There can be no assurance, however, that the Company will not issue, or agree to issue, additional preferred stock in the future.

         The Company believes that the proposed increase in the number of authorized common stock as contemplated by the Amendment will benefit the Company by allowing it to effectuate the Restructuring and that such Amendment is in the best interests of the Company and its shareholders.

         MANAGEMENT INCENTIVE PLAN. The Company currently intends to present the Management Incentive Plan for approval by the Company's shareholders at the Company's next annual shareholders meeting. The Company may, and intends to, sell or grant shares of common stock and options to purchase common stock under the Management Incentive Plan prior to approval by the shareholders of the Company.

         SERIES D PREFERRED STOCK. The rights, preferences, privileges and limitations of the Series D Preferred Stock are set forth in a Certificate of Determination filed with the Secretary of State of California as of November 24, 1999. The Series D Preferred Stock have rights to receive dividends when, as and if declared by the board of directors. Dividends may not be paid on any other capital stock junior to the Series D Preferred Stock prior to an equal dividend payment to the holders of the Series D Preferred Stock. Currently, the Series A1 Preferred Stock, Series B1 Preferred Stock, common stock and Series E Preferred Stock are all considered junior to the Series D Preferred Stock; however, at this time there are no outstanding shares of Series A1 Preferred Stock or Series B1 Preferred Stock. The Series D Preferred Stock may be converted into shares of common stock at a conversion rate of 4,384.53149701 shares of common stock for each share of Series D Preferred Stock. The holders of the Series D Preferred Stock are not required to pay any additional consideration in order to convert their shares into shares of common stock.

         The Series D Preferred Stock has a liquidation preference to the common stock and the Series E Preferred Stock. Prior to the effectiveness of the Amendment, in the event of a liquidation, dissolution or winding up of the Company, each share of Series D Preferred Stock is entitled to receive out of the assets of the Company available for distribution the greater of $1,000 per share or the value it would receive if it were converted into common stock. Subsequent to the Amendment, in the event of a liquidation, dissolution or winding up of the Company, each share of Series D Preferred Stock is entitled to receive out of the assets of the Company available for distribution, on a pro-rata basis, 100% of any proceeds up to the first $20 million in aggregate amount, and a formula-based percentage of any proceeds in excess of $20 million in aggregate amount the remainder of which would be available for distribution to the holders of the Company's capital stock junior to the Series D Preferred Stock.

         The Series D Preferred Stock may be redeemed by the Company at any time. In the event of a Change of Control (as that term is defined in the Certificate of Determination for the Series D Preferred Stock), a majority of the outstanding holders of the Series D Preferred Stock may require the Company to redeem the shares. The shares may be redeemed at the greater of the liquidation preference stated above, or the fair market value of the common stock into which the shares of Series D Preferred Stock could then be converted. If the holders of the Series D Preferred Stock exercise their right to require the Company to redeem their shares of Series D Preferred Stock upon a Change of Control the redemption price is the greater of the liquidation preference set forth above or the fair market value of the common stock into which the shares of Series D Preferred Stock could then be converted. No sinking fund is required for the redemption of the Series D Preferred Stock. The holders of the Series D Preferred Stock are not required to convert their shares into common stock in order to receive the benefit of the liquidation preference or a redemption upon a Change of Control. There is no restriction on the repurchase or redemption of Series D Preferred Stock by the Company while there is any arrearage in the payment of dividends.

         The Series D Preferred Stock are non-voting securities of the Company. However, the holders of the Series D Preferred Stock will have the right to vote the number of shares of common stock into which all of such holders' shares of Series D Preferred Stock are convertible, as a class with the other holders of common stock, but not as a separate class, only if such holder has first received all prior approvals required under applicable gaming laws for conversion of all of the shares of Series D Preferred Stock held by such holder and such holder has complied with any filing requirements prerequisite to such holders' conversion of all of the shares of Series D Preferred Stock held by such holder. The Company is subject to the gaming laws and the gaming authorities of the various jurisdictions in which it operates. The gaming laws and the gaming authorities of those jurisdictions generally require a gaming license, a finding of suitability, or some form of approval for any one party who holds a large percentage of the outstanding voting stock of a gaming company. B III does not currently hold a gaming license in any state in which the Company is subject to gaming laws, nor has it received a finding of suitability or other approval in any of those jurisdictions. It is the Company's belief that B III has no current intention to seek any such license, finding of suitability, or other approval in any jurisdiction in which the Company operates. There can be no assurance, however, that B III or any subsequent holder of the Series D Preferred Stock will not seek such license, finding of suitability, or other approval in the future.

         The Series D Preferred Stock does not have preemptive rights. The Series D Preferred Stock, as issued to B III, is fully paid and non-assessable. The Series D Preferred Stock is not registered and is considered a "restricted security" as that term is defined in Rule 144 of the Securities Act of 1933, as amended. The Series D Preferred Stock may not be transferred unless it has first been registered under applicable securities laws or there exists an exemption from registration for such transfer.

         So long as at least 100 shares of Series D Preferred Stock remain outstanding, the Company, without the prior written consent of the then holders of a majority of the outstanding shares of Series D Preferred Stock, is restricted from, among other actions:

        (1) issuing any dividends on its outstanding securities;

        (2) issuing any capital stock or debt with a preference to or pari passu with the Series D Preferred Stock, the Series E Preferred Stock, the Amended Notes or the New Notes;

        (3) issuing any additional capital stock other than capital stock contemplated by the Restructuring; or

        (4) merging or consolidating with any other entity, or entering into any transaction which would constitute or have the effect of a change of control.

         These restrictions could delay, defer, or prevent a change in control.

         SERIES E WARRANTS. The Series E Warrants issued to B III are not immediately exercisable upon issuance. The Series E Warrants become immediately exercisable solely upon and to the extent of the exercise of Old Equity Warrants. The Series E Warrants, or portions thereof that become exercisable, may be exercised for up to 180 days following the date they become exercisable, after which time, if not exercised, they terminate; provided, however, that if the portion of the Series E Warrant that becomes exercisable is for fewer than 100 shares of Series E Preferred Stock, it will remain exercisable for an additional 180 days before it terminates. No Series E Warrant may be exercised after the earlier of (i) the close of business on the 180th day after the fourth anniversary of its issue date, or (ii) the date that the warrant is exercised. The Series E Warrants are, in the aggregate, exercisable for 60,807.731 shares of Series E Preferred Stock. The only Series E Warrants outstanding are the 60,807.731 Series E Warrants issued to B III as a part of the Restructuring. The Series E Warrants are exercisable at an exercise price of $0.01 per share. The warrant exercise price is not subject to adjustment. There can be no assurance that the Series E Warrants will be exercised in whole or in part, at any time, or from time to time.

         SERIES E PREFERRED STOCK. The rights, preferences, privileges and limitations of the Series E Preferred Stock are set forth in a Certificate of Determination filed with the Secretary of State of California as of November 24, 1999. The Series E Preferred Stock have rights to receive dividends when, as and if declared by the board of directors. Dividends may not be paid on any other capital stock junior to the Series E Preferred Stock prior to an equal dividend payment to the holders of the Series E Preferred Stock. Currently, the Series A1 Preferred Stock, Series B1 Preferred Stock, and the common stock are all considered junior to the Series E Preferred Stock. The Series D Preferred Stock is considered senior to the Series E Preferred Stock; however, at this time there are no outstanding shares of Series A1 Preferred Stock or Series B1 Preferred Stock. The Series E Preferred Stock may be converted into shares of common stock at a conversion rate of 1,000 shares of common stock for each share of Series E Preferred Stock. The holders of the Series E Preferred Stock are not required to pay any additional consideration in order to convert their shares into shares of common stock.

         The Series E Preferred Stock may be redeemed by the Company at any time. In the event of a Change of Control (as such term is defined in the Certificate of Determination for the Series E Preferred Stock), a majority of the outstanding holders of the Series E Preferred Stock may require the Company to redeem the shares. No sinking fund is required for the redemption of the Series E Preferred Stock. There is no restriction on the repurchase or redemption of Series E Preferred Stock by the Company while there is any arrearage in the payment of dividends. The Series E Preferred Stock does not have a liquidation preference to the common stock.

         The Series E Preferred Stock are non-voting securities of the Company. However, the holders of the Series E Preferred Stock will have the right to vote the number of shares of common stock into which all of such holders' shares of Series E Preferred Stock are convertible, as a class with the other holders of common stock, but not as a separate class, only if such holder has first received all prior approvals required under applicable gaming laws for conversion of all of the shares of Series E Preferred Stock held by such holder and such holder has complied with any filing requirements prerequisite to such holders' conversion of all of the shares of Series E Preferred Stock held by such holder. The Company is subject to the gaming laws and the gaming authorities of the various jurisdictions in which it operates. The gaming laws and the gaming authorities of those jurisdictions generally require a gaming license, a finding of suitability, or some form of approval for any one party who holds a large percentage of the outstanding voting stock of a gaming company. B III does not currently hold a gaming license in any state in which the Company is subject to gaming laws, nor has it received a finding of suitability or other approval in any of those jurisdictions. It is the Company's belief that B III has no current intention to seek any such license, finding of suitability, or other approval in any jurisdiction in which the Company operates. There can be no assurance, however, that B III or any subsequent holder of the Series E Preferred Stock will not seek such license, finding of suitability, or other approval in the future.

         The Series E Preferred Stock does not have preemptive rights. The Series E Preferred Stock, if and when issued to B III in accordance with the terms and provisions of the Series E Warrants, will be fully paid and non-assessable. The Series E Preferred Stock is not registered and is considered a "restricted security" as that term is defined in Rule 144 of the Securities Act of 1933, as amended. The Series E Preferred Stock may not be transferred unless they have first been registered under applicable securities laws or there exists an exemption from registration for such transfer.

         So long as at least 100 shares of Series E Preferred Stock remain outstanding, the Company, without the prior written consent of the then holders of a majority of the outstanding shares of Series E Preferred Stock, is restricted from, among other actions:

        (1) issuing any dividends on its outstanding securities;

        (2) issuing any capital stock or debt with a preference to or pari passu with the Series D Preferred Stock, the Series E Preferred Stock, the Amended Notes or the New Notes;

        (3) issuing any additional capital stock other than capital stock contemplated by the Restructuring; or

        (4) merging or consolidating with any other entity, or entering into any transaction which would constitute or have the effect of a change of control .

         These restrictions could delay, defer, or prevent a change in control.

         OLD EQUITY WARRANTS. It is currently anticipated that each Old Equity Warrant would be exercisable for 3.59662 additional shares of common stock. The exercise price of the Old Equity Warrants would be $0.1528 per shares. In addition, the Old Equity Warrants would only be exercisable after the first anniversary of issuance and would terminate four years from their issuance. If the share price of the Company's common stock, as reported on the Nasdaq National Market or a national securities exchange, exceeds $0.2346 per share for twenty consecutive trading days, the holders of the Old Equity Warrants would have 180 days to exercise the Old Equity Warrants or they would automatically expire. There can be no assurance that the Company will distribute the Old Equity Warrants on a timely basis, if at all. Nor can there be any assurance that the terms set forth above are indicative of the terms of the Old Equity Warrants, as and when issued. (See "Restructuring" above).

                         DISSENTERS' RIGHTS OF APPRAISAL

         The proposed Amendment does not result in dissenters' rights of appraisal.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

         The following table sets forth as of November 15, 1999 the beneficial ownership of the voting securities of Silicon Gaming by each person known by the Company to be the beneficial owner of 5% or more of any class of its voting securities, (ii) each of its current directors, (iii) each Named Executive Officer of the Company, and (iv) all current directors and executive officers as a group. Such information is based upon information furnished by each such person and is correct to the best knowledge of the Company. To Silicon Gaming's knowledge, each person named has the sole voting and investment power with respect to the securities listed as owned by him or it. The indicated percentages are based upon the number of shares of common stock outstanding of the Company as of November 15, 1999, and, where applicable, the number of shares that the indicated person or group had a right to acquire within 60 days of such date.

                                                         Shares of Common Stock
                                                         Beneficially Owned (1)
                                                         ----------------------
              Five Percent Shareholders,                             Percentage
           Directors and Executive Officers              Number       Ownership
           --------------------------------              ------       ---------
DDJ Capital Management, LLC (2)....................     1,066,46          7.01
 141 Linden Street, Suite 4
 Wellesley, MA 02482-7910
FMR Corp. (3)......................................       893,50          6.14
 82 Devonshire Street
 Boston, MA  02109
William Hart (4)...................................      697,624          4.81
Andrew S. Pascal...................................      646,665          4.32
Kevin R. Harvey (5)................................      620,665          4.27
Paul D. Mathews....................................      256,665          1.74
Betsy B. Sutter....................................      225,200          1.52
Thomas J. Volpe (6)................................      148,054          1.05
All directors and current executive officers
 as a group (8 persons) (7) .......................    2,950,617         18.70

----------
(1) Beneficial ownership is determined in accordance with the Rule 13d-3 of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after November 15, 1999, are deemed outstanding; such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. In general, options granted under the 1994 Stock Option Plan are fully exercisable from the date of grant, subject to the Company's right to repurchase any unvested shares at the original exercise price upon termination of employment. The information set forth in this table does not include shares beneficially owned or outstanding shares of common stock issuable upon conversion of Nonvoting Redeemable Convertible Preferred Stock (the "Nonvoting Preferred"), which is convertible only upon 75 days' prior notice to the Company. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Based on information provided in Schedule 13D as filed 7/26/99 by DDJ Capital Management, LLC ("DDJ"). Includes 625,000 shares issuable upon exercise of currently exercisable warrants. All of the 1,066,460 shares are held by B III Capital Partners, L.P. ("B III"). DDJ Capital III, LLC, an affiliate of DDJ, is the general partner of, and DDJ is the investment manager for B III.

(3)  Based on information provided in Schedule 13G as filed 2/1/99 by FMR Corp.

(4) Includes 591,768 shares held by Technology Partners Fund V, L.P., of which TPW Management V, L.P. ("TPW") is the general partner, and 24,002 shares held by TPW. Mr. Hart is the Managing Partner of TPW. Mr. Hart disclaims beneficial ownership of these shares except to the extent of his proportionate interest therein. Includes 22,499 shares subject to options exercisable within 60 days after November 15, 1999. Excludes 290,118 shares of common stock issuable upon conversion of Nonvoting Preferred. Assuming conversion of all outstanding shares of Nonvoting Preferred, Technology
     Partners Fund V, L.P. would be the beneficial owner of 6.80% of the Company's outstanding common stock.

(5) Includes 520,400 shares held by Benchmark Capital Partners, L.P., and 60,600 shares held by Benchmark Founders' Fund, L.P. Mr. Harvey is a member of Benchmark Capital Management LLC ("BCM"), the general partner of each of these entities. Mr. Harvey disclaims beneficial ownership of these shares except to the extent of his proportionate interest therein. Includes 22,499 shares subject to options exercisable within 60 days after November 15, 1999. Excludes 450,987 shares of common stock issuable upon conversion of Nonvoting Preferred. Assuming conversion of all outstanding shares of Nonvoting Preferred, BCM would be the beneficial owner of 7.37% of the Company's outstanding common stock.

(6) Includes 133,333 shares held by Interpublic Benefit Protection Trust, of which Mr. Volpe is a trustee.

(7) Includes 1,277,813 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days after November 15, 1999. Includes one executive officer who was appointed in February 1999 and one who was appointed in June 1999. Also includes 591,768 shares held by Technology Partners Fund V, L.P. and 24,002 shares held by TPW, of which Mr. Hart, the Managing Partner of TPW, the general partner of Technology Partners Fund V, L.P., disclaims beneficial ownership except to the extent of his proportionate interest therein; 520,400 shares and 60,600 shares beneficially owned by BCM, of which Mr. Harvey, a member of BCM, disclaims beneficial ownership except to the extent of his proportionate interest therein; and 133,333 shares held by Interpublic Benefit Protection Trust, of which Mr. Volpe is a trustee. Excludes 290,118 shares and 450,987 shares, respectively, of Nonvoting Preferred beneficially owned by Technology Partners Fund V, L.P. and BCM. Assuming conversion of all outstanding shares of Nonvoting Preferred, the Company's executive officers and directors as a group would be deemed to be the beneficial owner of 23.38% of the Company's outstanding common stock.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

         This discussion includes a number of forward-looking statements which reflect the company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those referred to in the risk factors section below and elsewhere herein and contained in the company's previously filed annual report on Form 10-K, that could cause actual results to differ materially from historical results or those anticipated. In this discussion, the words "anticipates," "believes," "expects," intends," "future" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as f the date hereof.

         The following discussion should be read in conjunction with the unaudited consolidated financial statements and notes thereto included in this Information Statement and the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

         OVERVIEW. Silicon Gaming, Inc. ("SGI" or the "Company") was incorporated on July 27, 1993 to design, develop, manufacture and distribute interactive gaming devices that implement advanced multimedia technologies using state-of-the-art, off- the-shelf components. In March 1997 the Company introduced its first product, Odyssey(TM), a multi-game, video-based slot machine, into the Nevada market. In 1998 the Company introduced Quest, a single-game platform that utilizes many of the same components as the Odyssey, to increase its penetration of the casino floor. In July 1999 the Company introduced its first slant-top product into the Nevada market. The Company has since rolled out Odyssey and Quest into other jurisdictions including
Connecticut, Indiana, Iowa, Louisiana, Michigan, Minnesota, Mississippi, Missouri, New Jersey, New Mexico, certain Canadian provinces and Uruguay.

         The Company's products feature high-resolution video presented across the full surface of a large touchscreen display. The games feature high-quality animation, video clips, digital sound and a level of visual appeal and
interactivity   that  the  Company  believes  is  unattainable  by  the  current generation of slot machines. The Company is attempting to maximize the entertainment value offered on the video screen by providing multiple levels of achievement within certain games so that, through successful play over a period of time, a player may advance to a bonusing sequence and win additional jackpots. SGI believes that by utilizing these features and by introducing new game types, it will encourage longer and more frequent periods of play by existing slot machine customers and attract new gaming customers who are seeking greater entertainment value than that offered by the current generation of slot machines. The Company has designed its machines with a number of unique player features, such as play stoppage entertainment(TM). In addition, the product's modular components and Machine Management System(TM) software provide easy-to-use diagnostics designed to minimize player inconvenience and machine down time. The Company currently offers several products including Odyssey(TM), a multi-game machine that can play up to six different games on the same machine, and Quest, a single-game machine.

         In December 1998, the Company introduced its first wide-area progressive product, The Big Win. Under a wide-area progressive system, numerous slot machines are linked by computer networks and share a common top award that is usually much greater than the award that a single, unlinked machine could support. The network links machines in different casinos, and can be extended from its current installed base in Las Vegas to include other locations across Nevada. The Company receives a predetermined percentage of the amounts wagered on these machines as revenue and is responsible for payment of the game's progressive jackpot prizes.

         Through September 30, 1999, the Company has installed 3,698 Odyssey and Quest machines in approximately 185 properties throughout Connecticut, Indiana, Iowa, Louisiana, Michigan, Minnesota, Mississippi, Missouri, Nevada, New Jersey, New Mexico, certain Canadian provinces and Uruguay. Of these machines, 3,415 have been sold outright or placed on a revenue-sharing basis. After returns, 283 machines remain installed on a trial basis and the casino operators are required to purchase the machine outright, participate in SGI's revenue sharing plan or return the machine to the Company within a defined trial period. Included in the Company's revenue and installed base at September 30, 1999 are 31 machines connected to the wide-area progressive system. The Company began reinstalling machines on its wide-area progressive system in early July.

         At September 30, 1999 the Company had cash and equivalents of $1,102,000. The Company has incurred operating losses each year since inception and as of September 30, 1999 had an accumulated deficit of $97,489,000 and a deficiency of shareholders' equity of $35,029,000. The Company has been required to obtain additional financing each year to be able to fund its ongoing operations. Based on historical levels of cash usage, the above factors raise substantial doubt about the Company's ability to continue as a going concern.

         In the fourth quarter of 1998 the Company took steps to reduce the level of operating expenses and made a number of management decisions which resulted in a reduction of the Company's work force by approximately 20% and cuts in expenditures across the Company. The Company continued to evaluate further  possible  ways to reduce  operating  expenses  through  outsourcing  of different parts of its business and further downsizing of its workforce. In March 1999 management reduced the size of the Company's workforce by a further 35% and made additional cuts to its operating expenses. Management also announced the relocation of its manufacturing operations to its Las Vegas, Nevada facility and the closure of its Mountain View, California manufacturing facility. The Company has been able to significantly reduce its operating expenses and the level of cash required for operating activities as a result of the above actions. The amount of cash used in operations was $324,000 for the current quarter compared to $506,000 in the second quarter of 1999, $1,838,000 recorded in the first quarter of 1999 and $5,356,000 used in the fourth quarter of 1998.

         In November 1999, the Company announced that it had modified the terms of the non-binding letter of intent for the restructuring of certain of its long- term obligations previously announced in July, 1999. The Restructuring is discussed more fully above under "Restructuring." Management continues to review financing alternatives available to the Company such as additional equity or debt offerings, joint ventures, alternative distribution channels, and sale of all or a portion of the Company's assets to further improve the Company's liquidity position. Management believes that if the Company is successful in completing these steps and in satisfactorily resolving its financing and strategic alternatives, along with sales related to new product introductions it will provide sufficient cash and working capital for the Company to meet its ongoing obligations and to allow it to continue operating as a going concern for at least the next twelve months.

         Silicon Gaming is headquartered in Palo Alto, California and has sales offices in Reno and Las Vegas, Nevada, and in Gulfport, Mississippi. The Company's products are now manufactured at the Company's location in Las Vegas, Nevada. At September 30, 1999 the Company had 87 employees.

         REVENUE. The Company generates revenue from the sale of its products and related parts and accessories. All products are sold with licensed software, and customers have the choice of either a paid-up or renewable annual license. The Company places products in casinos under a participation program whereby it receives 20% of the net win generated by the product as revenue. The Company also places machines in casinos that are linked to a wide-area progressive system in exchange for a predetermined share of the gross amount wagered on the machine. Amounts received from the participation program and the wide area progressive system are recorded as participation revenues. Total revenue units includes machines sold outright as well as machines placed under the participation programs.

         The Company generated revenues as follows:

                                    Three Months Ended               Nine Months Ended
                                       September 30,                    September 30,
                               -----------------------------   -------------------------------
                                    1999            1998            1999              1998
                               -------------   -------------   -------------     -------------
                                           (in $'000 except for machine numbers)
Hardware sales.............    $  932    47%   $3,313    66%   $ 8,254    62%    $11,199    65%
Software sales.............       448    22%      849    17%     3,336    25%      3,510    20%
Participation revenue......       619    31%      827    17%     1,797    13%      2,567    15%
                               ------   ---    ------   ---    -------   ----    -------   ---
  Total revenue............    $1,999   100%   $4,989   100%   $13,387   100%    $17,276   100%
                               ======   ===    ======   ===    =======   ===     =======   ===
Total revenue units........        43             241              639             1,157
                               ======          ======          =======           =======

         Revenue for the quarter ended September 30, 1999 was $1,999,000, a decrease of $2,990,000, or 60%, from $4,989,000 for the quarter ended September 30, 1998. This also represents a decrease of $3,728,000, or 65%, from the $5,727,000 recorded in the three-month period ended June 30, 1999. The decrease in sales compared to the prior year and previous period is attributable to customer concerns regarding the ability of the Company to continue as a going concern, and the deferral of product purchases until the Company could complete its proposed debt restructuring. These concerns were exacerbated by the loss of the majority of the Company's sales force during 1999. Although the Company has rebuilt its sales team during the current quarter, this has not yet significantly impacted sales due to the need to offer evaluation periods to customers for new product purchases. The average selling price on hardware sales decreased to $9,845 in the quarter ended September 30, 1999 compared to $10,070 in the quarter ended September 30, 1998, reflecting a much higher level of competition in the industry and a resulting higher level of discounts given to strategic corporate customers compared to the prior year period, plus lower selling prices due to the Company selling used equipment to certain customers during 1999.

         The decrease in software revenues for the three months ended September 30, 1999 of $401,000, or 47%, compared to the same period in 1998 is a direct result of the lower number of units sold outright in the current year. Participation revenues decreased by $208,000, or 25%, compared to the comparable period in 1998 due largely to a reduction in the number of machines on participation programs as customers have either purchased those machines outright or returned them to the Company.

         Revenue for the nine months ended September 30, 1999 was $13,387,000, a decrease of $3,889,000, or 23%, from $17,276,000 for the nine months ended September 30, 1998. For the nine month period ended September 30, 1999 total software sales decreased by $174,000, or 5%, compared to the same period in 1998 reflecting the lower level of machines sales compared to the prior period. Total participation revenues decreased by $770,000, or 30%, due to the reductions in the number of machines on participation as the Company has converted these units to sales or were returned to the Company by its customers.

         During the three-month period ended September 30, 1999, one customer accounted for 23% of revenue. In the three-month period ended September 30, 1998 one different customer represented 40% of revenue. For the nine month period ended September 30, 1999 one customer represented 16% of revenue and in the nine-months ended September 30, 1998 two customers represented 12% and 11% of revenue, respectively. The Company expects that a significant portion of its revenues will remain consolidated within a limited number of strategic customers within the gaming industry due to the increasing consolidation that is taking place among casino operators. As an equipment vendor to the gaming industry, the Company sells infrequently to many customers and the volume of sales to any particular customer may vary significantly from period to period. As a result, there can be no assurance that the above strategic customers will continue to account for a significant percentage of the Company's revenue in the future. The loss of any strategic customer would adversely affect the Company's business and results of operations.

         COST OF SALES. Cost of sales includes the direct costs of product sales as well as the unabsorbed costs of the Company's manufacturing operations. Cost of sales also includes license fees and royalties paid to third parties, depreciation on machines placed on the participation programs as well as the costs directly associated with running the wide-area progressive systems, including payment of jackpot awards. Cost of sales was $1,329,000, or 66% of revenue, as compared to $8,553,000, or 171% of revenue, for the quarters ended September 30, 1999 and 1998, respectively. Cost of sales was $8,513,000, or 64% of revenue, as compared to $17,579,000, or 102% of revenue, for the nine months ended September 30, 1999 and 1998, respectively.

         The relative decrease in cost of sales as a percentage of revenue for the three and nine-month periods ended September 30, 1999 compared to the comparable prior-year periods reflect the lower level of manufacturing overhead as a result of the closure of the Company's California manufacturing facility in

May 1999 and the relocation of all manufacturing to the Company's Las Vegas, Nevada facility. These benefits are partially offset by higher fixed costs associated with the participation machines and the wide-area progressive system, as well as the effects of lower average selling prices of product compared to the prior year period. Cost of sales for the three and nine-month periods ended September 30, 1998 included a $2.2 million charge for royalty expense in connection with a patent infringement litigation settlement with a competitor of the Company, and a $3.3 million charge for inventory write-downs.

         The Company has been able to realize a decrease in per-unit product costs as a result of reductions in the cost of materials and buying quantities, as well as redesigns from tooling certain hardware components, although the high levels of inventory that the Company has maintained for the last year have mitigated the effects of such lower product costs. The Company does not anticipate that this rate of cost reduction will continue into future periods, although management is currently investigating further outsourcing possibilities that may help to contain future product costs. The Company believes that as it introduces more unique, fully integrated specialty products, per-unit costs may actually increase in future periods.

         Gross margins are expected to remain volatile due the product's sensitivity to volume levels. The Company has yet to commence full scale manufacturing of its product in its Las Vegas facility due to its current inventory position, and commencement of such activities may adversely affect the Company's gross margin if any difficulties are encountered. Anticipated manufacturing expenses are subject to a number of risks and uncertainties. See "Factors Affecting Future ResultsManagement of Changing Business."

         RESEARCH AND DEVELOPMENT. Research and development ("R&D") expenses include payroll and related costs of employees engaged in ongoing design and development activities of the Company, costs paid to outside contractors and specialists, prototype development expenses, overhead costs, equipment depreciation and costs of supplies. To date, the Company has expensed all costs associated with the research, design and development of its product. R&D expenses were $1,191,000, or 60% of revenue, as compared to $3,193,000, or 64% of revenue, for the quarters ended September 30, 1999 and 1998, respectively. R&D expenses were $5,023,000, or 38% of revenue, as compared to $8,748,000, or 51% of revenue for the nine months ended September 30, 1999 and 1998, respectively.

         The decreases in R&D expenses are largely the result of lower personnel costs as a result of the Company's reductions in its workforce and lower use of outside engineering consultants, offset partially by higher license fees and similar costs associated with the acquisition of outside technologies. Since the comparable periods in 1998, the focus of the Company's R&D activities continues to emphasize new game development, the introduction of new product platforms, and the introduction of new game types, such as the wide-area progressive system. The Company is focussed on offering additional features in its product that will fully utilize the underlying technology used. This is expected to require an increased investment in R&D activities in future periods, including additional personnel, to continue the development of the existing product platforms and new platforms to facilitate the elaborate requirements of the game development process.

         SELLING,    GENERAL   AND   ADMINISTRATIVE.    Selling,   general   and
administrative ("SG&A") expenses include payroll and related costs for administrative and executive personnel, sales and customer- support organization personnel, marketing and licensing personnel, overhead costs, legal and associated costs, costs associated with obtaining and retaining corporate and product licenses in various jurisdictions and fees for professional services. Approximately 50% of SG&A expenses are headcount related. SG&A expenses were $2,484,000, or 124% of revenue, as compared to $6,224,000, or 125% of revenue for the quarters ended September 30, 1999 and 1998, respectively. SG&A expenses were $7,969,000, or 60% of revenue, as compared to $14,097,000, or 82% of revenue for the nine months ended September 30, 1999 and 1998, respectively.

         The decrease in SG&A expenses over these periods is largely attributable to the reduction in personnel and associated costs from the reductions in the Company's workforce, offset by higher costs associated with applying for corporate and product licenses as the Company began selling product into new jurisdictions. The 1998 expenses also included $1.3 million in costs associated with the severance of prior management and compensation expense for options granted to new management, and $0.9 million in allowances relating to one customer receivable. SG&A expenses were also affected during 1999 by higher legal costs associated with patent infringement disputes and due to higher product licensing costs as the Company has increased the number of new game types and platforms for which it is currently seeking approval. SG&A expenses are expected to increase in absolute dollars as the Company invests in increased sales and marketing-related activities and in administrative personnel to support its infrastructure. Interest Income and Expense

         Net interest expense was $1,975,000 for the quarter ended September 30, 1999, as compared to $1,721,000 for the quarter ended September 30, 1998. Net interest expense was $5,824,000 for the nine months ended September 30, 1999, as compared to $3,747,000 for the nine months ended September 30, 1998. Included in these totals was interest income of $13,000 and $200,000 for the quarter ended September 30, 1999 and 1998, respectively, and $88,000 and $527,000 for the nine months ended September 30, 1999 and 1998, respectively. Changes in interest income over these periods are directly attributable fluctuations in the level of average cash and investment balances that the Company holds. The timing of share offerings, issuance of Senior Discount Notes, and the rate of spending on operations have impacted the average level of cash and investments.

         Interest expense was $1,988,000 and $1,921,000 for the quarters ended September 30, 1999 and 1998, respectively, and $5,912,000 and $4,274,000 for the nine months ended September 30, 1999 and 1998, respectively. The increases in interest expense over these periods are due to increases in the Company's level of long-term indebtedness over the periods. The Company raised $25 million in September, 1997 from the issuance of Senior Discount Notes (the "1997 Notes") and raised an additional $15 million in July 1998 from the issuance of additional Senior Discount Notes (the "1998 Notes"). The Company also raised approximately $3.6 million from equipment financing borrowing during 1998. The substantial increase in interest expense in 1999 compared to the prior year periods reflects the interest costs associated with the 1998 Notes, the related issuance and repricing of stock warrants and the equipment financing. As discussed above under "Restructuring", $39.75 million in aggregate principal amount of Senior Discount Notes were exchanged for capital stock of the Company, the terms and provisions of the remaining $7.5 million in aggregate principal amount of Senior Discount Notes were revised, and an additional $2 million in New Notes were issued.

         INCOME TAXES. The Company has not been required to pay income taxes due to its net operating losses in each period since inception. As of December 31, 1998, the Company had net operating loss carryforwards of approximately $69,100,000 and $35,800,000 for federal and state income tax purposes, respectively. These loss carryforwards will expire beginning in the year 2000, if not utilized. As of December 31, 1998, the Company also has R&D credit carryforwards of approximately $815,000 and $720,000 for federal and state purposes, respectively, which expire beginning 2010.

         A valuation allowance has been recorded for any deferred tax assets due to uncertainties regarding the realization of these assets resulting from the lack of earnings history of the Company. The Tax Reform Act of 1986 and the California Act of 1987 impose restrictions on the utilization of net operating loss and tax credit carryforwards in the event of an "ownership change" as defined by the Internal Revenue Code. The Company's ability to utilize its net operating loss and tax credit carryforwards is subject to limitation pursuant to these restrictions. As of March 31, 1998, approximately $4 million of the Company's net operating loss carryforwards was subject to such limitation and this limitation is dependent on the Company's future profitability and the utilization of its net operating loss carryforwards over a period of time. The Company anticipates further restriction or loss of all or a significant portion of its net operating loss carryforwards as a result of the Rrestructuring, although the amount of such restriction or loss cannot accurately be determined at this time.

         LIQUIDITY AND CAPITAL RESOURCES. Cash and equivalents were $1,102,000 as of September 30, 1999, compared to $8,399,000 as of December 31, 1998. The decrease in cash in the current period of $7,297,000 is due to losses from ongoing operations that the Company has incurred and due to the repayment of $3,456,000 against the Company's bank line of credit during 1999. The Company has incurred operating losses each year since inception and as of September 30, 1999 had an accumulated deficit of $97,489,000 and a deficiency of shareholders' equity of $35,029,000. The Company has been required to obtain additional financing each year to be able to fund its ongoing operations. Based on historical levels of cash usage, the above factors raise substantial doubt about the Company's ability to continue as a going concern.

         In the fourth quarter of 1998 the Company took steps to reduce the level of operating expenses and made a number of management decisions which resulted in a reduction of the Company's work force by approximately 20% and cuts in expenditures across the Company. The Company continued to evaluate further possible ways to reduce operating expenses through outsourcing of different parts of its business and further downsizing of its workforce. In March 1999 management reduced the size of the Company's workforce by a further 35% and made additional cuts to its operating expenses. Management also announced the relocation of its manufacturing to its Las Vegas, Nevada facility and the closure of its Mountain View, California manufacturing facility. The Company has been able to significantly reduce its level of operating expenses and cash required for operating activities as a result of the above actions. The amount of cash used in operations was $324,000 for the current quarter compared to $506,000 in the second quarter of 1999, $1,838,000 recorded in the first quarter of 1999 and $5,356,000 used in the fourth quarter of 1998.

         In November 1999, the Company announced that it had modified the terms of the non-binding letter of intent for the restructuring of certain of its long- term obligations previously announced in July, 1999. The Restructuring is discussed above under "Restructuring." Management continues to review additional financing alternatives available to the Company such as additional equity or debt offerings, joint ventures, alternative distribution channels, and sale of all or a portion of the Company's assets to further improve the Company's liquidity position. Management believes that if the Company is successful in completing these steps and in satisfactorily resolving its financing and strategic alternatives, including timely completion of the proposed Senior Discount Note conversion already announced, with sales related to new product introductions, it will provide sufficient cash and working capital for the Company to meet its ongoing obligations [and to allow it to continue operating as a going concern for at least the next twelve months.]

         The Company's net cash used in operating activities was $2,668,000 and $26,164,000 for the nine months ended September 30, 1999 and 1998, respectively. The decrease in cash used in operating activities reflects the higher amount of non-cash items such as depreciation and amortization, accretion of debt discount and accrued interest, the non-cash restructuring related charges recorded in March 1999, and a significant reduction in cash used for working capital. The Company was able to reduce its investments in receivables and inventory and increase its level of payables as it has improved its asset management and focussed on converting existing assets into cash to improve its liquidity situation. During the nine months ended September 30, 1999 the Company decreased its investment in receivables and inventory by $4,995,000, compared to an increase of $12,328,000, in these items in the prior year period.

         Net cash used in investing activities was $304,000 for the nine months ended September 30, 1999 as compared to net cash provided by investing activities of $2,065,000 for the nine months ended September 30, 1998. The change was primarily due to in the net cash provided by the purchase, sale and maturity of short-term investments as the Company's available cash balances decreased, offset by reductions in the acquisition of fixed assets and decreases in other assets.

         Net cash used in financing activities was $4,325,000 for the six months ended September 30, 1999 as compared to net cash provided by financing activities of $20,170,000 for the nine months ended September 30, 1998. The decrease is related to the timing of additional borrowings in the 1998 period. In 1998 the Company received proceeds from the issuance of Senior Discount Notes, term loans and the sale of common stock, but received no new borrowings in the current period. In 1999 the Company made repayments against its bank line of credit, capital lease and term loan obligations.

         YEAR 2000 ISSUES. The following section represents a Year 2000 readiness disclosure. The inability of computers and software programs to recognize and properly process data fields containing a two-digit year is commonly known as the Year 2000 issue. As the year 2000 approaches, such computer systems may be unable to accurately process certain date-based information. This could result in system failures or miscalculations causing disruption of operations including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

         During 1997 the Company implemented an enterprise-wide management information system which supports all of the Company's major business applications including sales and customer service, manufacturing and distribution, and finance and accounting. Management has determined that the Year 2000 issue will not pose significant operational problems for its computer systems. As a result, any costs attributable to the purchase and implementation of new software will be capitalized and any other costs incurred in connection with Year 2000 compliance will be expensed as incurred.

         During 1998 the Company established a Year 2000 management committee comprised of senior management to provide leadership and direction to the Year 2000 effort throughout the Company. The Committee is using a multi-step approach in managing the Year 2000 project. The major steps include an inventory of all major systems and devices with potential Year 2000 problems, assigning priority to identified items, assessing the Year 2000 compliance of all items deemed material to the Company, repairing or replacing material items that are not deemed to be Year 2000 compliant, testing material items, and designing and implementing contingency and business continuation plans. The Company has completed the inventory of its critical systems, made an assessment of Year 2000 compliance and has identified all systems to be upgraded and replaced. The Company commenced the upgrading and replacing of certain systems during the quarter ended March 31, 1999 and continued these activities through the current quarter. Due to vendor scheduling limitations, the Company does not expect to have all such upgrades and replacements completed until November, 1999. The Company continues to communicate with the suppliers and customers with which it has material contracts to determine the extent to which the Company is vulnerable to those third parties failure to remediate their own Year 2000 issues. The Company cannot accurately predict the outcome of other companies' remediation efforts. The Company utilizes third-party vendors for processing data such as payroll, 401(k) administration and medical benefits processing. The Company is in the process of communicating to determine the status of

         Year 2000 readiness of all of these vendors. Should these vendors not be Year 2000 ready in a timely manner, the Company may be required to process transactions manually or delay processing until such time the vendors are Year 2000 compliant. No contingency plan has yet been developed, however it is expected that contingency plans could be developed, if needed, on short notice.

         A number of the Company's customers have contacted the Company to determine if the Company's products are Year 2000 compliant. The Company has tested its products and believes that the products will correctly process data such that the Year 2000 issue will not affect the operation of its products. However, because the Company's product must run on third party slot management and tracking systems, there is still a risk that the Company's products will not work properly with such third party software. This risk is exacerbated because the Company's products continue to display date fields as a two-digit rather than a four-digit field, even though internally all date-dependent computations correctly utilize a four-digit field. The Company has developed a solution to this display problem and is upgrading its installed base as necessary. As a result, it does not anticipate any significant problem with its products being Year 2000 compliant. There can still be no guarantee that the Company's product will be able to run with third party software after December 31, 1999 however.

         The total cost associated with required product and systems modifications to become Year 2000 compliant is not expected to be material to the Company's financial position. The Company spent approximately $450,000 during 1998 in getting its major business systems upgraded and Year 2000 compliant. The Company plans on using both internal and external resources during the remainder of 1999 to continue to replace and test hardware and software for Year 2000 compliance. Currently the Company does not anticipate spending more than $200,000 in connection with its Year 2000 projects during 1999. The majority of this will be spent on the purchase of new or replacement hardware and software and upgrades, and on updating software code for its products, and this will be funded from operations. The anticipated costs and scope of the Year 2000 project are based on management's best estimates using information currently available and numerous assumptions about future events. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from these plans.

         The failure to correct a material Year 2000 problem could result in an interruption in, or failure of, certain normal business activities or operations. Such failures could materially and adversely affect the Company's results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-party suppliers and customers, the Company is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on the Company's results of operations, liquidity or financial condition. The Year 2000 project is expected to reduce the Company's level of uncertainty about the Year 2000 problem, and in particular, about the Year 2000 compliance and readiness of its products.

         The Company currently obtains a significant amount of its revenue from relatively few customers. There can be no assurance that the Year 2000 issue will not pose significant problems for the computer systems of these customers, which could in turn affect the customers' ability to purchase machines and generate revenue for the Company. Accordingly, there can be no assurance revenue generated for the Company will not be affected by the Year 2000 issues that these customers might have. The Company cannot predict the nature of any such changes or their impact on the Company.

FACTORS AFFECTING FUTURE RESULTS

         MANAGEMENT OF CHANGING BUSINESS. The Company is currently in the process of shifting its business strategy from one of high-volume manufacturing and placement of slot machines with a goal of capturing market share, to a strategy that emphasizes the quality and feature content of new game titles and takes advantage of custom game and revenue-sharing opportunities. It will offer product extensions and variations of successful existing games, however the emphasis will shift from volume-based to one of providing a unique, fully-integrated gaming experience. The Company has also relocated its manufacturing operations from California to Nevada. This transition represents a significant challenge for the Company and its management and employees, and places increased demand on its systems and controls. The Company has not yet been required to commence full-scale manufacturing in Nevada due to its excess inventory position. The Company's ability to manage this change in strategy will require the Company to continue to change, expand and improve its operational, management and financial systems and controls to manage any outsourcing or relocation of existing activities. Some of the keys to effecting this change are the continued ability of the Company to sell its existing inventory of Odyssey and Quest products in a timely manner, and to resolve outstanding collections issues with customers in order to provide sufficient working capital during this transition process. If the Company is not able to generate adequate funds from its working capital in a timely manner or able to successfully manage the relocation of its manufacturing activities, the Company's business, operating results and financial condition could be adversely affected.

         LIQUIDITY. The Company has funded its operations to date primarily through private and public offerings of its equity securities, the issuance of Senior Discount Notes, term and equipment loans and from bank borrowings. At September 30, 1999 the Company had an accumulated deficit of $97,489,000 and a deficiency of shareholders' equity of $35,029,000. On November 24, 1999, the Company completed the Restructuring (see "Restructuring" above). Under the terms of the Restructuring, $39.75 million of the Senior Discount Notes were converted into shares of Series D Preferred Stock and the Series E Warrant. The Company had previously announced that it would not make the scheduled July 1, 1999 interest payment on the Senior Discount Notes, and under the Restructuring, accrued and unpaid interest on the Senior Discount Notes would be forgiven through July 15, 1999. The amount of accrued and unpaid interest to be forgiven is approximately $7.6 million. Under the Restructuring, the Company will also receive additional funding of up to $5 million in new convertible senior secured notes, $2 million of which was received on November 24, 1999. Management is continuing to review financing alternatives available to the Company, such as additional equity or debt offerings, joint ventures, alternative distribution channels, conversion of some or all of its debt to equity and sale of all or a portion of the Company's assets. If the plans that management have undertaken to improve the Company's liquidity position are not successfully completed in a timely manner it is probable that insufficient funds will exist to satisfy the Company's operating requirements. The Company will be required to make adjustments to its operating activities to operate within the restrictions of its liquidity and this could adversely affect the Company's business, operating results and financial condition. To the extent that the Company sells additional shares or issues any convertible debt securities, or converts any existing debt into equity, this could result in additional dilution to existing shareholders. There can be no assurance that the Company will be able to successfully complete the restructuring or be able to raise additional funds when and if needed.

         VOLATILITY OF STOCK PRICE. The market price of the Company's stock has been subject to large fluctuations. The Company's stock price may be affected by factors such as actual or unanticipated fluctuations in the Company's results of operations, new product or technical introductions by the Company or any of its competitors, developments with respect to patents, copyrights or proprietary rights, conditions or trends in the gaming industry, changes in or failure by the Company to meet securities analysts' expectations, general market conditions and other factors. The Company's stock now trades on the Over The Counter (OTC) Bulletin board. This is likely to reduce the level of trading activity in the Company's stock, result in higher bid/ask spreads, and increase the cost of raising additional equity for the Company. The Company's stock price is expected to be adversely affected due to the announced restructuring that, if consummated, would result in a significant reallocation of the Company's equity ownership.

         RETENTION OF PERSONNEL. The operations of the Company depend to a great extent on the management efforts of its officers and other key personnel, and on the ability to attract new key personnel and retain existing key personnel. The Company experienced high turnover among its senior management during the second half of 1998 and in the first half of 1999. The Company also reduced its workforce by approximately 20% in December 1998 and by an additional 35% in March 1999. Subsequent to these reductions, the Company has continued to lose additional employees, particularly in its sales and engineering organizations. These factors, combined with the Company's poor operating results, its current liquidity situation and the significant decrease in the price of the Company's Common Stock, may have an adverse affect on the Company's ability to retain and motivate its key employees. Competition is intense for highly skilled product development employees in particular. In addition, the Company's officers and key employees are not bound by non- competition agreements that extend beyond their employment at the Company, and there can be no assurance that employees will not leave the Company or compete against the Company. The Company's failure to attract additional qualified employees or to retain its existing employees could have a material adverse affect on the Company's operating results and financial condition. Should the Company offer additional stock option grants to its existing employees to encourage them to continue their employment at the Company, this may result in additional dilution to existing shareholders.

         CUSTOMER RETENTION. The Company's ability to sell product has been hampered due to the current financial position of the Company which presents risks to customers that the Company may not be able to fulfill its obligations under license agreements or be available to provide warranty, repair or upgrade services on products that it has already sold. The Company has experienced negative reaction from customers who have had these views during 1999 and who have indicated that they may not purchase additional product from the Company or who have deferred purchase decisions until the uncertainties surrounding the Company's liquidity position has been resolved. This had a material impact upon the Company's sales during the three-month period ended September 30, 1999. Certain of the Company's competitors who have significantly greater financial and marketing resources than the Company are also trying to take advantage of the Company's financial position. To the extent that this results in the loss of any of the Company's strategic customers or results in a loss of sales opportunities, the Company's business, operating results and financial condition may be adversely affected.

         INTELLECTUAL PROPERTY RIGHTS. The Company regards its product as proprietary and relies primarily on a combination of patent, trademark, copyright and trade secret laws and employee and third-party nondisclosure agreements to protect its proprietary rights. Defense of intellectual property rights can be costly, and there can be no assurance that the Company will be able to effectively protect its technology from misappropriation by competitors.

         As the number of software products in the gaming industry increases and the functionality of these products further overlaps, software developers and publishers or competitors may increasingly become subject to infringement claims. The Company may also become subject to infringement claims, with or without merit, that are brought by competitors who are motivated with a desire to disrupt the Company's business. The Company has been involved in three intellectual property disputes since September, 1998. The Company has been able to negotiate a settlement to two of these disputes and is undergoing preliminary discovery with respect to the most recent dispute. The September 1998 dispute resulted in the Company entering into a license and royalty agreement with the competitor and incurring an expense of $2,200,000. The second dispute, in March 1999, resulted in the Company entering into a cross- licensing arrangement with the same competitor so that the Company was able to continue selling its product and resulted in a favorable adjustment to income of approximately $500,000 in the second quarter of 1999. The Company was notified in November of another potential patent infringement dispute which names the Company and three of its competitors for an alleged patent infringement. There can be no assurance that similar claims will not arise in the future or that the Company will be able to successfully negotiate a settlement to such claims. Any such claims or litigation that may arise can be costly and result in a diversion of management's attention, which could have a material adverse on the Company's business and financial condition. Any settlement of such claims or adverse determinations in such litigation could also have a material adverse affect on the Company's business, operating results and financial condition.

         CHANGING LEGISLATIVE ENVIRONMENT. In May 1999 the Nevada Legislature passed legislation that negatively impacts the ability of slot machine manufacturers to derive profit from machines that it has on a participation basis in customer casinos. The legislation requires slot manufacturers to pay a proportionate share of state gaming taxes related to their share of revenue from the participation products. This will reduce the profitability of the participation machines to the manufacturers. This legislation may require the Company to review its business strategy of placing its premium products on a participation basis with casino operators and require it to end its practice of placing machines in casinos and sharing in the net win with the casino operators. Adoption of similar legislation in additional jurisdictions that attempt to restrict or prohibit slot machine manufacturers from receiving a percentage of profits or revenues from a gaming machine placed on a casino floor may have a material adverse impact upon the Company's business, operating results and financial condition.

         The opening of new casinos, including casinos in jurisdictions where gaming has recently been legalized, historically has driven growth for demand in slot machines. However, in recent years, the legalization of gaming in new jurisdictions has been significantly reduced; therefore, demand based on new openings will be largely limited to new projects in existing markets. Certain markets that currently permit gaming are contemplating legislation to limit, reduce or eliminate gaming. If successful such legislation could limit growth opportunities for the Company. As a result of these factors, there can be no assurance that the slot machine market will sustain the rate of growth that was possible in the first half of this decade.

         RAPIDLY CHANGING TECHNOLOGY. The Company's products utilize hardware components that have been developed primarily for the personal computer and multimedia industries. These industries are characterized by rapid technological change and product enhancements. The Company's ability to remain competitive and retain any technological lead may depend in part upon its ability to continually develop new slot machine games that take full advantage of the technological possibilities of state-of-the-art hardware. Should any current or potential competitor of the Company succeed in developing a competing software-based gaming platform, such a competitor could be in a position to outperform the Company in its ability to exploit developments in microprocessor, video or other multimedia technology. The emergence of a suite of slot machine games that is superior to the Company's in any respect could substantially diminish the Company's product sales and thereby adversely affect the Company's operating results.

         DEPENDENCE ON SINGLE-SOURCE SUPPLIERS. The Company currently obtains a number of its systems components from single-source suppliers. In particular the touchscreen and picture tube that comprise the video display are supplied by MircoTouch Systems, Inc. and Philips Display Components Company, respectively. The Company does not have long-term supply contracts with these suppliers but rather obtains these components on a purchase order basis. Although the design of these components is not unique or proprietary and the Company believes that it could identify alternative sources of supply, if necessary, there can be no assurance that the Company would be able to procure, substitute or produce such components without a significant interruption in its assembly process in the event that these single sources were unable to supply these components. Even where the Company has multiple sources of supply for a component, industry-wide component shortages, such as those that have occurred with various computer components, could significantly delay productivity, increase costs or both. The Company is also considering exclusive outsourcing arrangements whereby a single third party contract manufacturer will assemble all or a significant portion of new products that the Company is planning to introduce. The failure or delay by any supplier to furnish the Company with the required components or products would adversely affect the Company's business, financial condition and results of operations.

         MARKET RISK. The Company is exposed to market risk related to changes in interest rates and equity security price risk. The Company does not have derivative financial instruments for speculative or trading purposes. The Company has fixed rate long-term debt of approximately $9.5 million outstanding as at November 24, 1999 and a hypothetical ten percent increase or decrease in interest rates would not have a material impact on the fair market value of this debt. The fair value of the Company's Senior Discount Notes may be lower than the recorded value, but the Company is unable to estimate the fair value at this time. Silicon Gaming, Inc. does not hedge any interest rate exposures.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE.

         Not applicable.

         REPRESENTATIVES OF PRINCIPAL ACCOUNTANTS. Representative of the Company's principal accountants are not expected to be present for the consent action, will not have the opportunity to make a statement regarding the consent action and are not expected to be available to respond to appropriate questions regarding the consent action.

                              FINANCIAL STATEMENTS

           The following Financial Statements of the Company are set forth in Appendix A and Appendix B:


1.   A. Consolidated Balance Sheets -- September 30, 1999 and December 31, 1998.
     B. Consolidated Statements of Operations -- Three months and nine months ended C. September 30, 1999 and September 30, 1998.
     C. Consolidated Statements of Cash Flows -- Nine months ended
        September 30, 1999 and September 30, 1998.
     D. Notes to Consolidated Financial Statements.


2.   A. Consolidated Balance Sheets -- December 31, 1998 and December 31, 1997
     B. Consolidated Statements of Operations -- Fiscal years ended
        December 31, 1998, December 31, 1997 and December 31, 1996.
     C. Consolidated Statements of Cash Flows -- Fiscal years ended
        December 31, 1998, December 31, 1997 and December 31, 1996.
     D. Notes to Consolidated Financial Statements.

                                   APPENDIX A

From Part I of the Company's quarterly report on form 10-Q for the period ended September 30, 1999.


                                                                           PAGE
                                                                           ----
Financial Statements:

   Consolidated Balance Sheets--September 30, 1999 and December 31, 1998... A-2

   Consolidated Statements of Operations -- Three months and nine months ended  September 30, 1999 and September 30, 1998........................ A-3

   Consolidated Statements of Cash Flows -- Nine months ended
   September 30, 1999 and September 30, 1998............................... A-4

   Notes to Consolidated Financial Statements.............................. A-5

                              SILICON GAMING, INC.
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                     SEPTEMBER 30,  DECEMBER 31,
                                                         1999          1998
                                                         ----           ----
                                    ASSETS
CURRENT ASSETS:
  Cash and equivalents ..............................  $  1,102      $  8,399
  Accounts receivable (net of allowances of $1,308
   and $1,650) ......................................     1,664         5,340
  Inventories .......................................    10,803        12,024
  Investments to fund jackpot winners ...............       354           288
  Prepaids and other ................................     2,006         1,410
                                                       --------      --------
     Total current assets ...........................    15,929        27,461
PROPERTY AND EQUIPMENT, NET .........................     5,300        12,922
OTHER ASSETS, NET ...................................     1,167         1,361
                                                       ========      ========
                                                       $ 22,396      $ 41,744
                                                       ========      ========

                    LIABILITIES AND SHAREHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
  Accounts payable ..................................  $    639      $  1,480
  Accrued liabilities ...............................     9,159         8,154
  Deferred revenue ..................................       775         1,766
  Line of credit ....................................       544         4,000
  Current portion of long-term obligations ..........     1,204         1,289
                                                       --------      --------
     Total current liabilities ......................    12,321        16,689
OTHER LONG-TERM LIABILITIES .........................     3,089         2,032
LONG-TERM OBLIGATIONS ...............................    40,759        39,809

REDEEMABLE CONVERTIBLE PREFERRED STOCK --
 6,884,473 shares authorized at September 30, 1999;
  shares outstanding: September 30, 1999 --
  1,111,659; December 31, 1998 -- 1,474,641 .........     1,256         1,666

SHAREHOLDERS' DEFICIENCY
 Common Stock, $.001 par value; 50,000,000 shares
  authorized; shares outstanding: September 30, 1999
  -- 14,588,571; December 31, 1998 -- 14,242,313 ....    58,022        57,398
 Warrants ...........................................     4,548         4,548
 Notes receivable from shareholders .................      (110)         (128)
 Accumulated deficit ................................   (97,489)      (80,270)
 Accumulated other comprehensive income .............        --            --
                                                       --------      --------
     Total shareholders' deficiency .................   (35,029)      (18,452)
                                                       ========      ========
                                                       $ 22,396      $ 41,744
                                                       ========      ========

                 See notes to consolidated financial statements.

                              SILICON GAMING, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                               THREE MONTHS ENDED         NINE MONTHS ENDED
                                                  SEPTEMBER 30,              SEPTEMBER 30,
                                              --------------------        ------------------
                                               1999          1998         1999         1998
                                               ----          ----         ----         ----
REVENUE:
 Hardware ..............................      $   932      $ 3,313      $ 8,254      $11,199
 Software ..............................          448          849        3,337        3,510
 Participation .........................          619          827        1,796        2,567
                                              -------      -------      -------      -------
     Total revenue .....................      $ 1,999      $ 4,989      $13,387      $17,276

OPERATING EXPENSES:
 Cost of sales and related
  manufacturing expenses ...............        1,329        8,553        8,513       17,579
 Research and development ..............        1,191        3,193        5,023        8,748
 Selling, general and administrative....        2,484        6,224        7,969       14,097
 Restructuring charges .................           --           --        3,277           --
                                              -------      -------      -------      -------
     Total costs and expenses ..........        5,004       17,970       24,782       40,424
                                              -------      -------      -------      -------
 Loss from operations ..................        3,005       12,981       11,395       23,148
 Interest (income)/expense, net ........        1,975      $ 1,721        5,824      $ 3,747
                                              -------      -------      -------      -------
NET LOSS ...............................      $ 4,980      $14,702      $17,219      $26,895
                                              =======      =======      =======      =======

Basic and diluted net loss per share....      $  0.34      $  1.06      $  1.20      $  1.98
                                              =======      =======      =======      =======

Shares used in computation .............       14,561       13,930       14,361       13,584
                                              =======      =======      =======      =======

                See notes to consolidated financial statements.

                              SILICON GAMING, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                            NINE MONTHS ENDED
                                                                 JUNE 30,
                                                         ----------------------
                                                           1999           1998
                                                           ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss .............................................  $(17,219)     $(26,895)
 Reconciliation to net cash used in
  operating activities:
   Depreciation and amortization ......................     3,663         3,713
   Accrued interest ...................................     3,376         2,470
   Accretion of debt discount .........................     1,825         1,316
   Deferred rent ......................................      (105)          159
   Restructuring charges ..............................     3,277            --
   Provision for bad debt .............................       (98)        1,105
   Stock compensation expense .........................        --           676
   Gain from disposal of property .....................        --           (27)
   Changes in assets and liabilities:
     Accounts receivable ..............................     3,774        (3,416)
     Inventories ......................................     1,221        (8,912)
     Prepaid and other ................................      (752)          (73)
     Participation units ..............................     2,123         1,538
     Accounts payable .................................      (841)          (65)
     Accrued liabilities ..............................    (2,098)        2,272
     Other liabilities ................................       177            --
     Deferred revenue .................................      (991)          (25)
                                                         --------      --------
       Net cash used in operating activities ..........    (2,668)      (26,164)
                                                         --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisition of property and equipment ................      (238)       (2,730)
 Proceeds from disposal of property and equipment .....        --           118
 Sales and maturities of short-term investments .......        --         4,704
 Other assets, net ....................................       (66)          (27)
                                                         --------      --------
       Net cash provided by (used in) investing
         activities ...................................      (304)        2,065
                                                         --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from debt financing and issuance of
   warrants, net ......................................        --        14,950
 Proceeds from term loans and line of credit ..........        --         4,586
 Repayment of bank line of credit .....................    (3,456)           --
 Sales of Common Stock, net of notes receivable .......        72         1,143
 Collection of note receivable ........................        18            28
 Repayment of term loans ..............................      (727)         (326)
 Repayment of capital lease obligations ...............      (232)         (211)
                                                         --------      --------
       Net cash provided by (used in)
         financing activities .........................    (4,325)       20,170
                                                         --------      --------
NET DECREASE IN CASH AND EQUIVALENTS ..................    (7,297)       (3,929)
 Beginning of period ..................................     8,399        16,352
                                                         --------      --------
 End of period ........................................  $  1,102      $ 12,423
                                                         ========      ========
SUPPLEMENTARY DISCLOSURES OF CASH FLOW
 INFORMATION:
 Cash paid during the period for interest .............  $    391      $    203
                                                         ========      ========
 Issuance of common warrants ..........................  $     --      $  1,466
                                                         ========      ========
 Conversion of preferred stock to Common Stock ........  $    410      $  1,399
                                                         ========      ========

                 See notes to consolidated financial statements.

                              SILICON GAMING, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

         The accompanying consolidated balance sheet as of September 30, 1999, the consolidated statements of operations for the three and nine months ended September 30, 1999 and 1998, and the consolidated statements of cash flows for the nine months ended September 30, 1999 and 1998, are unaudited. In the opinion of management, these financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments and accruals, necessary for the fair presentation of the financial position and operating results as of such dates and for such periods. The unaudited information should be read in conjunction with the audited consolidated financial statements of Silicon Gaming, Inc. ("Silicon Gaming" or the "Company") and the notes thereto for the year ended December 31, 1998 included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred operating losses every year since its inception and at September 30, 1999 had an accumulated deficit of $97,489,000 and a shareholders' deficiency of $35,029,000. The Company has been required to obtain additional financing every year to be able to fund its ongoing operations. As of September 30, 1999 the Company's cash and equivalents had decreased to $1,102,000. Based on historical levels of cash usage, the above factors raise substantial doubt about the Company's ability to continue as a going concern.

         In the fourth quarter of 1998 the Company took steps to reduce the level of operating expenses and made a number of management decisions which resulted in a reduction of the Company's workforce by approximately 20% and cuts in expenditures across the Company. The Company continued to evaluate further possible ways to reduce operating expenses through outsourcing of different parts of its business and further downsizing of its workforce. In March 1999, management reduced the size of the Company's workforce by an additional 35% and made additional cuts to operating expenses. Management also announced in March 1999 the relocation of its manufacturing operations to its Las Vegas, Nevada facility and the closure of its Mountain View, California manufacturing facility. The Company has been able to significantly reduce its level of operating expenses and cash required for operating activities as a result of the above actions. The amount of cash used in operations was $324,000 for the current quarter compared to $506,000 used in the second quarter of 1999, $1,838,000 used in the first quarter of 1999 and $5,356,000 used in the fourth quarter of 1998.

         In November 1999, the Company announced that it had modified the terms of the non-binding letter of intent with the holders of the Senior Discount Notes (the Notes) that it had previously announced in July, 1999 regarding the restructuring of the Notes. Under the new terms of the restructuring, $39.75 million principal obligation of the Notes would be exchanged for shares of convertible preferred stock that are convertible into a 57% equity interest in the Company. The terms of the remaining balance of the Notes would be modified to reduce the interest rate from 12.5% to 10% per annum (effective July 15, 1999), and to provide for interest to be payable in kind, at the Company's option, subject to certain coverage ratio tests, for the five years following the effective date of the restructuring, at which time the notes will mature. Pursuant to the restructuring, accrued and unpaid interest on the Notes remaining outstanding following the restructuring would be forgiven through July 15, 1999. The amount of interest to be forgiven is approximately $7.6 million.

     Similar to the terms announced in July, the new terms also contemplate an additional investment by the holders of the Notes of up to $5 million in the form of e senior secured notes (the "New Notes"). Under the new terms, the New Notes would not be convertible and would bear interest at the rate of 13% per annum, with 10% payable in cash monthly and 3% payable in kind, with a maturity of 5 years. The New Notes will be issuable in tranches, with the first $2.0 million issued on the closing date of the restructuring. To the extent required by the Company, the remaining $3.0 million of New Notes would be issued upon the achievement of certain financial and operating hurdles. (See Note 7).

         Management continues to review financing alternatives available to the Company such as additional equity or debt offerings, joint ventures, alternative distribution channels, and sale of all or a portion of the Company's assets to further improve the Company's liquidity position. Management believes that if the Company is successful in completing these steps and in satisfactorily resolving its financing and strategic alternatives (including successful completion of the debt restructuring), with sales related to new product introductions it will provide sufficient cash and working capital for the Company to meet its ongoing obligations and to allow it to continue operating as a going concern for at least the next twelve months. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. NET LOSS PER SHARE

         Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that would occur if securities or other contracts to issue Common Stock were exercised or converted into Common Stock. Common share equivalents including stock options, warrants and Redeemable Convertible Preferred Stock have been excluded from all periods presented, as their effect would be anti dilutive.

         The following is a reconciliation of the numerators and denominators of the basic and diluted net loss per share computations (in thousands except per share amounts):

                                                        Three months ended       Nine months ended
                                                             Sept. 30,               Sept. 30,
                                                       --------------------     --------------------
                                                         1999        1998         1999        1998
                                                       --------    --------     --------    --------
    Net Loss (Numerator):
      Net Loss, basic and diluted .................    $ (4,980)   $(14,702)    $(17,219)   $(26,895)
                                                       ========    ========     ========    ========
    Shares (Denominator):
      Weighted average common shares outstanding...      14,589      14,240       14,433      13,986
      Weighted average common shares subject to
        repurchase ................................         (28)       (310)         (72)       (402)
                                                       --------    --------     --------    --------
       Shares used in computation .................      14,561      13,930       14,361      13,584
                                                       ========    ========     ========    ========
      Net Loss Per Share, Basic
       and Diluted ................................    $   0.34    $   1.06     $   1.20    $   1.98
                                                       ========    ========     ========    ========

3. INVENTORIES

         Inventories are stated at the lower of cost (first-in, first-out) or market and consist of the following :

      (IN THOUSANDS)                    SEPTEMBER 30, 1998     DECEMBER 31, 1998
      --------------                    ------------------     -----------------
      Raw materials ....................     $ 4,033                 $ 4,294
      Work in process ..................         494                      93
      Finished goods ...................       6,276                   7,637
                                             -------                 -------
                                             $10,803                 $12,024
                                             =======                 =======

4. CONCENTRATION OF CREDIT RISK

         Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and trade accounts receivable. The Company invests only in high credit quality short-term debt with its surplus funds. The Company performs ongoing credit evaluations of its customers' financial condition and limits the amount of credit extended when deemed necessary but generally requires no collateral. The Company maintains reserves for estimated potential credit losses. As of September 30, 1999, one customer accounted for 16% of accounts receivable. As of December 31, 1998, two different customers accounted for 16% and 13% of accounts receivable. For the three months ended September 30, 1999, one customer accounted for 23% of revenue and for the nine months ended September 30, 1999, one customer accounted for 16% of revenue. For the three months ended September 30, 1998 one customer accounted for 40% of revenue and for the nine months ended September 30, 1998, two different customers accounted for 12% and 11% of revenue, respectively.

5. BORROWING ARRANGEMENTS

         In June 1999 the Company entered into a $4 million secured revolving line of credit agreement based on the Company's eligible accounts receivable which expires December 31, 1999. Borrowings bear interest at the Bank's prime rate (8.25% at September 30, 1999) plus 3.5%. As of September 30, 1999 the Company had $544,000 outstanding under this facility. This agreement requires the Company to maintain a minimum level of shareholder's equity (as defined in the agreement) and the Company was in compliance with the agreement as of September 30, 1999.

         Borrowing arrangements consist of the following (in thousands):

                                                     September 30,  December 31,
                                                         1999           1998
                                                         ----           ----
      Senior Discount Notes ($47.25 million
        principal obligation) .....................   $ 39,541        $ 37,716
      Capital lease obligations ...................        128             360
      Other long-term obligations .................      2,294           3,022
                                                      --------        --------
                                                        41,963          41,098
      Current obligation ..........................     (1,204)         (1,289)
                                                      --------        --------
      Long-term obligation ........................   $ 40,759        $ 39,809
                                                      ========        ========

         In November 1999, the Company announced that it had modified the terms of the non-binding letter of intent with the holders of the Senior Discount Notes, regarding the conversion of $39.75 million principal obligation of Senior Discount Notes into convertible preferred stock of the Company and the forgiveness of accrued and unpaid interest on the Senior Discount Notes through July 15, 1999. See Note 7.

6. RESTRUCTURING CHARGES

         In March 1999 the Company announced the closure of its Mountain View, California manufacturing facility and the relocation of all of its manufacturing operations to its Las Vegas, Nevada facility. At the same time the Company announced a reduction in size of its employee workforce by approximately 35%. The Company recorded restructuring charges of $3,312,000 in the three-month period ended March 31, 1999. The restructuring charges include severance costs, lease related costs of excess facilities and the write down of specific fixed assets associated with these facilities and assets rendered surplus as a result of the reduction in force. Details of the restructuring charges are as follows (in thousands):

                                       ACCRUED
                                      SEVERANCE,     FACILITY
                                      BENEFITS &      LEASE      WRITE DOWN OF
                                     OTHER COSTS   OBLIGATIONS   FIXED ASSETS     TOTAL
                                     -----------   -----------   ------------     -----
Restructuring provision .........     $   595        $   293        $ 2,424      $ 3,312
Adjustment to amounts recorded...          --            (35)            --          (35)
Non-cash items ..................          --             --         (2,424)      (2,424)
Amounts paid ....................        (595)          (133)            --         (728)
                                      -------        -------        -------      -------
Balance at September 30, 1999...      $    --        $   125        $    --      $   125
                                      =======        =======        =======      =======

         Termination benefits were paid to 55 employees and all benefits were paid prior to May 31, 1999. The Company anticipates completion of all remaining restructuring activities, including disposal of assets, before the end of 1999.

7. SUBSEQUENT EVENTS

     DEBT RESTRUCTURING

         In November 1999, the Company announced that it had modified the terms of the non-binding letter of intent with the holders of the Senior Discount Notes (the Notes) that it had previously announced in July, 1999 regarding the restructuring of the Notes. Under the new terms of the restructuring, $39.75 million principal obligation of the Notes would be exchanged for shares of convertible preferred stock that are convertible into a 57% equity interest in the Company. The terms of the remaining balance of the Notes would be modified to reduce the interest rate from 12.5% to 10% per annum (effective July 15, 1999), and to provide for interest to be payable in kind, at the Company's option, subject to certain coverage ratio tests, for the five years following the effective date of the restructuring, at which time the notes will mature. Pursuant to the restructuring, accrued and unpaid interest on the Notes remaining outstanding following the restructuring would be forgiven through July 15, 1999.

         Similar to the terms announced in July, the new terms also contemplate an additional investment by the holders of the Notes of up to $5 million in the form of senior secured notes (the "New Notes"). Under the new terms, the New Notes would not be convertible and would bear interest at the rate of 13% per annum, with 10% payable in cash monthly and 3% payable in kind, with a maturity of 5 years. The New Notes will be issuable in tranches, with the first $2.0 million issued on the closing date of the restructuring. To the extent required by the Company, the remaining $3.0 million of New Notes would be issued upon the achievement of certain financial and operating hurdles.

         As previously contemplated, upon closing of the debt restructuring, the Board of Directors would be reduced to three members, consisting of Andrew Pascal, the President and Chief Executive Officer of the Company, Robert Reis (a consultant to the Company) and Stanford Springel.

         In addition, current holders of the common stock would be given the right to receive four-year warrants to purchase shares of common stock equal to, in the aggregate, 15% of the outstanding common stock as of the effective date of the restructuring (calculated prior to the issuance of these new warrants). The exercise price of the warrants will be at a premium to fair market value and will be based on an enterprise value for the Company of $70 million. In addition, the warrants would only be exercisable after the first anniversary of issuance and would terminate prior to their scheduled expiration if the Company's enterprise value, as measured on the Nasdaq National Market or such exchange, exceeds $100 million. Holders of the warrants would have 180 days to exercise prior to such termination.

         As a result of the announced transactions, the percentage ownership of the Company's current equity holders would be reduced from 100% to approximately 5% of the outstanding fully-diluted common stock upon the effective date of the restructuring. The Company would allocate 38% of its equity (calculated prior to issuance of the out of the money warrants described above)as of the effective date to be issued as incentive stock-based compensation to employees. As discussed above, $39.75 million of existing Notes would be exchanged for preferred stock that is convertible into the remaining 57% (calculated prior to issuance of the out of the money warrants described above) of the Company's outstanding common stock as of the effective date of the restructuring.

         The capital structure of the Company would change dramatically as a result of the restructuring. Currently there are approximately 20 million shares of common stock outstanding on a fully-diluted basis. After the closing of the restructuring, and giving effect to the conversion of preferred stock issued as part of the restructuring and exercise of warrants issued to current stockholders, the total number of shares of common stock outstanding on a fully diluted basis would increase to approximately 450 million; or approximately 22 times the current number of shares outstanding on a fully-diluted basis.

         The proposed restructuring continues to be subject to a number of conditions, including receipt by the Company's Board of Directors of a "fairness opinion" from an investment banking firm, the receipt of all necessary gaming and regulatory approvals and the negotiation and execution of definitive documentation. There can be no assurance the restructuring will be successfully implemented or that there will not be further modifications to the restructuring terms. The Company anticipates closure of the restructure during the quarter ended December 31, 1999.

     PATENT LITIGATION

         In November, 1999 the Company received notification that it, together with three other gaming machine manufacturers, has been sued by International Game Technology (IGT) in the United States District Court for the District of Nevada. The suit, which has not been served, alleges infringement of a patent issued to IGT on September 14, 1999 entitled "Game Machine and Method Using Touch Screen". While it is too early for the Company to evaluate the merits of the case and the affect it will have on the Company's business, the Company intends to defend the suit and has retained patent counsel to review the matter, including the validity of the patent.

                                   APPENDIX B

From Part I of the Company's annual report on form 10-K for the fiscal year ended December 31, 1998.

                                                                            PAGE
                                                                            ----
Financial Statements:

   Consolidated Balance Sheets -- December 31, 1998, and
   December 31, 1997........................................................ B-2

   Consolidated Statements of Operations -- Fiscal years ended
   December 31, 1998, December 31, 1997 and December 31, 1996..............  B-3

   Consolidated Statements of Shareholders' Equity (Deficiency) for
   the fiscal years ended December 31, 1998, December 31, 1997 and
   December 31, 1996.......................................................  B-4

   Consolidated Statements of Cash Flows -- Fiscal years ended
   December 31, 1998, December 31, 1997 and December 31, 1996..............  B-5

   Notes to Consolidated Financial Statements..............................  B-6

                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               DECEMBER 31,
                                                          ---------------------
                                                            1998         1997
                                                          --------     --------
                                     ASSETS
CURRENT ASSETS:
 Cash and equivalents ................................    $  8,399     $ 16,352
 Short-term investments ..............................          --        4,705
 Accounts receivable (net of allowances of $1,650 in
  1998 and $50 in 1997) ..............................       5,340        4,930
 Inventories .........................................      12,024        6,335
 Investments to fund jackpot winners .................         288           --
 Prepaids and other ..................................       1,410        1,334
                                                          --------     --------
     Total current assets ............................      27,461       33,656
PROPERTY AND EQUIPMENT, NET ..........................      12,922       13,669
OTHER ASSETS, NET ....................................       1,361        1,713
                                                          ========     ========
                                                          $ 41,744     $ 49,038
                                                          ========     ========

               LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

CURRENT LIABILITIES:
 Accounts payable ....................................    $  1,480     $  3,151
 Accrued liabilities .................................       8,154        2,983
 Deferred revenue ....................................       1,766        1,478
 Line of credit ......................................       4,000           --
 Current portion of long-term obligations ............       1,289          285
                                                          --------     --------

     Total current liabilities .......................      16,689        7,897

OTHER LONG-TERM LIABILITIES ..........................       2,032        1,007
LONG-TERM OBLIGATIONS ................................      39,809       22,637

REDEEMABLE CONVERTIBLE PREFERRED STOCK --
 6,884,473 shares authorized at December 31, 1998;
  shares outstanding: December 31, 1998 -- 1,474,641;
   December 31, 1997 -- 2,769,424 ....................       1,666        3,065

SHAREHOLDERS' EQUITY (DEFICIENCY):
 Common Stock, $.001 par value; 50,000,000 shares
  authorized; shares outstanding: December 31, 1998 --
  14,242,313; December 31, 1997 -- 13,149,737 ........      57,398       54,131
   Warrants ..........................................       4,548        3,107
   Notes receivable from shareholders ................        (128)        (207)
   Accumulated deficit ...............................     (80,270)     (42,600)
   Accumulated other comprehensive income ............          --            1
                                                          --------     --------
   Total shareholders' equity (deficiency) ...........     (18,452)      14,432
                                                          ========     ========
                                                          $ 41,744     $ 49,038
                                                          ========     ========

                 See Notes to Consolidated Financial Statements.

                              SILICON GAMING, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                   YEAR ENDED DECEMBER 31,
                                             ----------------------------------
                                               1998         1997         1996
                                             --------     --------     --------
REVENUE:
 Hardware ...............................    $ 14,126     $  7,636     $     --
 Software ...............................       4,657          567           --
 Participation ..........................       3,498        1,347           --
                                             --------     --------     --------
     Total revenue ......................      22,281        9,550           --

OPERATING EXPENSES:
 Cost of sales and related
  manufacturing expenses ................      24,062       10,421        2,458
 Research and development ...............      11,853        9,283        7,030

 Selling, general and administrative ....      18,375       12,830        5,045
                                             --------     --------     --------
     Total costs and expenses ...........      54,290       32,534       14,533
                                             --------     --------     --------
 Loss from operations ...................      32,009       22,984       14,533
 Interest income ........................        (618)      (1,238)      (1,016)
 Interest expense .......................       6,261        1,240           84
 Other (income) expense, net ............          18           --           33
                                             ========     ========     ========
NET LOSS ................................    $ 37,670     $ 22,986     $ 13,634
                                             ========     ========     ========

BASIC AND DILUTED NET LOSS PER SHARE ....    $   2.75     $   2.16     $   2.54
                                             ========     ========     ========

SHARES USED IN COMPUTATION ..............      13,696       10,666        5,364
                                             ========     ========     ========

                 See Notes to Consolidated Financial Statements.

                              SILICON GAMING, INC.
          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                               NOTES                     ACCUMULATED
                                                 COMMON STOCK                RECEIVABLE                     OTHER
                                             -------------------                FROM       ACCUMULATED  COMPREHENSIVE
                                              SHARES      AMOUNT   WARRANTS  SHAREHOLDERS   DEFICIT         INCOME      TOTAL
                                              ------      ------   --------  ------------   -------         ------      -----
BALANCES, January 1, 1996 .................  2,737,989   $    84   $   25       $ (75)     $ (5,980)                  $ (5,946)
Options exercised for cash and notes ......         00
receivable ................................    870,979       155                 (152)                                       3
Collection of notes receivable ............                                         1                                        1
Repurchase of Common Stock and
 cancellation of notes receivable .........    (39,780)       (5)                   5                                       --
Common Stock issued to vendors for
 services .................................     10,568        11                                                            11
Conversion of Redeemable Preferred Stock
 in conjunction with initial public
 offering .................................  3,528,349    16,748                                                        16,748
Common Stock issued pursuant to initial
 public offering in July 1996, net of
 costs of $3,895 ..........................  3,500,000    32,855                                                        32,855
Other comprehensive income (loss) .........                                                                     23
Net loss & comprehensive net loss .........                                                 (13,634)                   (13,611)
                                            ----------   -------   ------       -----      --------         ------    --------
BALANCES, December 31, 1996 ............... 10,608,105    49,848       25        (221)      (19,614)            23      30,061
Options exercised for cash ................     49,083       200                                                           200
Collection of notes receivable ............                                        14                                       14
Employee stock purchase plan issuances ....     99,894       696                                                           696
Repurchase of Common Stock ................    (17,377)       (3)                                                           (3)
Conversion of  Series A1 Redeemable
 Preferred Stock ..........................  1,219,032     1,371                                                         1,371
Conversion of  Series B1 Redeemable
 Preferred Stock ..........................  1,191,000     2,019                                                         2,019
Warrants issued in conjunction with
 Senior Notes .............................                         3,082                                                3,082
Other comprehensive income (loss) .........                                                                    (22)
Net loss & comprehensive net loss .........                                                 (22,986)                   (23,008)
                                            ----------   -------   ------       -----      --------         ------    --------
BALANCES, December 31, 1997 ............... 13,149,737   $54,131   $3,107       $(207)     $(42,600)        $    1    $ 14,432
Options exercised for cash ................     97,400       217                                               217
Collection of notes receivable ............                                        75                                       75
Employee stock purchase plan issuances ....    151,808       935                                                           935
Repurchase of Common Stock ................    (54,130)       (6)                   4                                       (2)
Net exercise of warrants ..................     34,309        25      (25)                                                  --
Conversion of Series A1 Redeemable
Preferred Stock ...........................    113,189       128                                               128
Conversion of Series B1 Redeemable
Preferred Stock ...........................    750,000     1,271                                             1,271
Warrants issued in conjunction with
 Senior Notes .............................                         1,466                                                1,466
Stock compensation arrangements ...........                  697                                                           697
Net loss ..................................                                                 (37,670)            00
Other comprehensive income(loss) ..........                                                                     (1)
Comprehensive loss ........................                                                                            (37,671)
                                            ----------   -------   ------       -----      --------         ------    --------
BALANCES, December 31, 1998 ............... 14,242,313   $57,398   $4,548       $(128)     $(80,270)        $   --    $(18,452)
                                            ==========   =======   ======       =====      ========         ======    ========

                See Notes to Consolidated Financial Statements.

                              SILICON GAMING, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                       YEAR ENDED DECEMBER 31,
                                                                  --------------------------------
                                                                    1998        1997        1996
                                                                  --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss ....................................................   $(37,670)   $(22,986)   $(13,634)
  Reconciliation to net cash used in
   operating activities:
    Depreciation and amortization .............................      4,700       2,623         668
    Accrued interest ..........................................      3,594         672          --
    Provision for bad debt ....................................      1,600          50          --
    Accretion of debt discount ................................      1,905         359          --
    Deferred rent .............................................        213         202         133
    Stock compensation ........................................        697          --          --
    Common and Preferred Stock issued for services ............         --          --         261
    Loss (gain) on disposal of property .......................        (35)         --          33
    Changes in assets and liabilities:
      Accounts receivable .....................................     (2,010)     (4,980)
      Inventory ...............................................     (5,689)     (5,858)       (477)
      Prepaids and other ......................................        (64)       (133)       (520)
      Participation units .....................................       (361)     (5,325)         --
      Accounts payable ........................................     (1,671)      1,993         788
      Deferred revenue ........................................        288       1,478          --
      Accrued liabilities .....................................      2,389       1,996         748
                                                                  --------    --------    --------
         Net cash used in operating activities ................    (32,110)    (29,909)    (12,000)
                                                                  --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisition of property and equipment ........................     (3,271)     (7,817)     (3,013)
 Proceeds from sale of assets .................................        127          --           7
 Purchases of short-term investments ..........................         --      (6,725)    (14,310)
 Sales and maturities of short-term investments ...............      4,704      11,681       4,650
 Other assets, net ............................................       (315)       (216)          9
                                                                  --------    --------    --------
         Net cash provided by (used in) investing
           activities .........................................      1,245      (3,077)    (12,657)
                                                                  --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from debt financing and issuance of warrants,
  net of costs ................................................     14,950      23,055          --
 Sale of Common Stock, net ....................................      1,146         893      32,858
 Sale of Redeemable Convertible Preferred Stock,
 net of issuance costs ........................................         --          --      14,457
 Collection of note receivable ................................         79          14           1
 Proceeds from notes payable ..................................      3,586          --          --
 Repayment of notes payable ...................................       (564)         --          --
 Proceeds from line of credit .................................      4,000          --          --
 Proceeds from sale/leaseback of property and equipment .......         --          --         667
 Repayment of capital lease obligation ........................       (285)       (207)       (142)
                                                                  --------    --------    --------
         Net cash provided by financing activities ............     22,912      23,755      47,841
                                                                  --------    --------    --------
NET INCREASE (DECREASE) IN CASH AND
 EQUIVALENTS ..................................................     (7,953)     (9,231)     23,184
CASH AND EQUIVALENTS:
 Beginning of period ..........................................     16,352      25,583       2,399
                                                                  ========    ========    ========
 End of period ................................................   $  8,399    $ 16,352    $ 25,583
                                                                  ========    ========    ========
SUPPLEMENTARY DISCLOSURES OF CASH
 FLOW INFORMATION--
 Cash paid during the period for interest .....................   $    360    $    106    $     70
                                                                  ========    ========    ========
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Issuance of Common and Preferred Stock
    for notes receivable ......................................   $     --    $     --    $    152
                                                                  ========    ========    ========
  Issuance of Common Stock warrants ...........................   $  1,466    $  3,082    $     --
                                                                  ========    ========    ========
Conversion of Preferred Stock to Common Stock .................   $  1,399    $  3,390    $ 16,748
                                                                  ========    ========    ========
Net exercise of Common Stock warrants .........................   $     25    $     --    $     --
                                                                  ========    ========    ========

                 See Notes to Consolidated Financial Statements.

                              SILICON GAMING, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

         BUSINESS--Silicon Gaming, Inc. (the "Company") was incorporated on July 27, 1993 to develop and market innovative gaming devices through the use of advanced multimedia and interactive technologies.

         BASIS OF PRESENTATION - The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred operating losses every year since its inception and at December 31, 1998 had an accumulated deficit of $80,270,000 and a shareholders' deficiency of $18,452,000. The Company has been required to obtain additional financing every year to be able to fund its ongoing operations. As of December 31, 1998 the Company was not in compliance with the terms of its line of credit and had overdrawn its credit facility by $1,457,000, and its cash and equivalents had decreased to $8,399,000. Based on historical levels of cash useage, the above factors raise substantial doubt about the Company's ability to continue as a going concern. In the fourth quarter of 1998 the Company took steps to reduce the level of operating expenses and made a number of management decisions which resulted in a reduction of the Company's workforce by approximately 20% and cuts in expenditures across the Company. The Company continued to evaluate further possible ways to reduce operating expenses through outsourcing of different parts of its business and further downsizing of its workforce. In March 1999 management reduced the size of the Company's workforce by an additional 40% and made additional cuts to operating expenses. Management also announced in March 1999 the relocation of its manufacturing to its Las Vegas, Nevada facility and the closure of its Mountain View, California manufacturing facility. Management is currently attempting to renegotiate the terms of its line of credit with its bank so that additional funds will become available to the Company. Management is also reviewing financing and other strategic alternatives available to the Company such as additional share or debt offerings, joint ventures, alternative distribution channels and sale of all or part of the Company's assets to improve the Company's liquidity position. Management believes that these steps, plus sales related to proposed new product introductions will provide sufficient cash and working capital for the Company to meet its ongoing obligations and to allow it to continue operating as a going concern through at least the end of 1999. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         CONSOLIDATION--The   consolidated   financial  statements  include  the
Company and its wholly-owned subsidiaries after elimination of intercompany accounts and transactions.

         ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         CASH   EQUIVALENTS--The   Company  considers  all  highly  liquid  debt
instruments purchased with an original maturity of three months or less to be cash equivalents.

         SHORT-TERM INVESTMENTS--Short-term investments represent debt securities which are stated at fair value. The difference between amortized cost (cost adjusted for amortization of premiums and accretion of discounts which are recognized as adjustments to interest income) and fair value representing the unrealized holding gains and losses are recorded as a separate component of shareholders' equity until realized. Any gains or losses on the sale of debt securities are determined on a specific identification basis.

         INVESTMENTS TO FUND JACKPOT WINNERS - The Company maintains interest-bearing deposits which are restricted to meet its obligations for making payments to jackpot winners from the Company's wide-area progressive system. When a jackpot is won, the Company will use these proceeds to purchase investments or annuities to meet its periodic payment obligations, or will offer the customer funds equivalent to the present value of the jackpot prize.

         FAIR VALUE OF FINANCIAL INSTRUMENTS--The estimated fair value of the Company's financial instruments, which include cash equivalents, short-term investments, and investments to fund jackpot winners approximate their carrying value. The fair value of the Company's Senior Discount Notes may be lower than the recorded value but the Company is unable to estimate the fair value at this time.

         INVENTORIES--Inventories consist of raw materials, work-in-process and finished goods and are stated at the lower of cost or market on a first-in, first-out basis.

         PROPERTY AND EQUIPMENT--Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over estimated useful lives between eighteen months and seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the asset's useful life. The Company places gaming machines and related equipment in customer locations on its participation program or under its wide-area progressive system and receives a portion of the net win from each machine. Depreciation of units under such arrangements is the greater of the ratio that current gross revenue bears to total anticipated revenue for such unit or straight-line over three years. Ancillary gaming equipment such as signs and chairs are depreciated over an eighteen-month period.

         REVENUE RECOGNITION--Revenue from hardware units and non-renewable software licenses is recognized upon acceptance by the customer after completion of a trial period, or upon shipment of the hardware. Renewable software licenses are recognized ratably over the license period. Amounts due the Company under revenue participation plans with its customers and from the wide-area progressive systems are recognized ratably based on the Company's share of gaming machine play.

         CONCENTRATION OF CREDIT RISK-- Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments, and trade accounts receivable. The Company invests only in high credit quality short-term debt. The Company performs ongoing credit evaluations of its customers' financial condition and limits the amount of credit extended when deemed necessary but generally requires no collateral. The Company maintains reserves for estimated potential credit losses. At December 31, 1998, two customers accounted for 16% and 13% of accounts receivable. A significant portion of the Company's revenues are concentrated with a small number of strategic customers. For the year ended December 31, 1998, two customers accounted for 11% and 10% of revenue and the Company's top 10 customers represented 67% of revenue. In 1997 three different customers accounted for 27%, 12% and 12% of revenue.

         RESEARCH AND DEVELOPMENT EXPENSES--Research and development expenses are charged to operations as incurred. In connection with the Company's product development efforts, it develops software applications which are integral to the operation of the product. The costs to develop such software have not been capitalized as the Company believes its current software development process is essentially completed concurrent with the establishment of technological feasibility and/or development of the related hardware.

         INCOME TAXES--The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which requires an asset and liability approach for financial reporting of income taxes.

         JACKPOT LIABILITIES - Under the Company's wide-area progressive system, the Company receives a percentage of the amount played on the system to fund the related jackpot payments. Jackpot liabilities in the amount of the present value of the jackpot are recorded concurrently with the recognition of the related revenue. At December 31, 1998, jackpot liabilities representing amounts accrued for jackpots not yet won that are contractual obligations of the Company are included in accrued liabilities. The Company is required to maintain cash and investments relating to wide-area progressive liabilities in separate accounts.

         STOCK-BASED COMPENSATION--The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with APB No. 25 Accounting for Stock Issued to Employees ("APB 25"). The Company adopted the disclosure requirements of Statement of Financial Accounting Standards No.123, Accounting for Stock-Based Compensation, ("SFAS 123"), which require the disclosure of pro forma net income and earnings per share as if the Company adopted the fair value-based method in measuring compensation expense as of the beginning of fiscal 1995.

         NET LOSS PER SHARE-- During the fourth quarter of 1997, the Company adopted Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128"), which replaces the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share and requires a dual presentation of basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing net income by the weighted average of common shares outstanding for the period. Diluted EPS reflects the potential dilution that would occur if securities or other contracts to issue Common Stock were exercised or converted into Common Stock. Common share equivalents including stock options, warrants and Redeemable Convertible Preferred Stock have been excluded for all periods presented, as their effect would be antidilutive

         The following is a reconciliation of the numerators and denominators of the basic and diluted net loss per share computations (in thousands except per share amounts):

                                                        YEAR ENDED DECEMBER 31,
                                                     ---------------------------
                                                       1998     1997       1996
                                                     -------   -------   -------
Net Loss (Numerator):
Net loss, basic and diluted .......................  $37,670   $22,986   $13,634
                                                     =======   =======   =======
Shares (Denominator):
Weighted average common shares outstanding ........   14,047    11,418     6,433
Weighted average common shares outstanding
 subject to repurchase ............................      351       752     1,069
                                                     -------   -------   -------
Shares used in computation, basic and diluted .....   13,696    10,666     5,364
                                                     =======   =======   =======
Net Loss Per Share, Basic and Diluted .............  $  2.75   $  2.16   $  2.54
                                                     =======   =======   =======

         RECENTLY ISSUED ACCOUNTING STANDARD-- In the first quarter of 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", which requires an enterprise to report, by major components and as a single total, the change in its net assets during the period from nonowner sources.

         In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information", which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas, and major customers. For the year ended December 31, 1998, the Company operated in one business segment.

         In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement requires companies to record derivatives on the balance sheet as assets or liabilities measured at fair value. Adoption of this standard has no impact upon the Company's consolidated financial position, results of operations or cash flows as the Company does not currently have any derivative financial instruments covered by this standard.


         RECLASSIFICATIONS-- Certain prior year amounts have been reclassified to conform to the current year presentation.

2. SHORT-TERM INVESTMENTS

         Short-term investments consist of the following securities:

                                                          UNREALIZED  UNREALIZED
                                     AMORTIZED    MARKET   HOLDING      HOLDING
  DECEMBER 31, 1997:                    COST      VALUE     GAINS       LOSSES
  ------------------                    ----      -----     -----       ------
                                                    (IN THOUSANDS)
Available-for-sale corporate
 debt securities.................      $4,704     $4,705     $  2         $  1
                                       ======     ======     ====         ====

         Realized gains or losses on sales of available-for-sale securities for the year ended December 31, 1998 were not significant. The cost of securities sold is based on the specific identification method. Fair values are based on quoted market prices obtained from independent brokers. Available-for-sale investments have been classified as current assets as all maturities are within one year.

Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market and consist of the following :

                                                            DECEMBER 31,
                                                      ------------------------
     (IN THOUSANDS)                                    1998              1997
     --------------                                    ----              ----

     Raw materials ...........................        $ 4,294          $ 3,028
     Work in process .........................             93              468
     Finished goods ..........................          7,637            2,839
                                                      -------          -------
                                                      $12,024          $ 6,335
                                                      =======          =======

         Finished goods includes completed finished goods and units on trial.

3. PROPERTY AND EQUIPMENT

         Property and equipment consists of:

                                                            DECEMBER 31,
                                                      ------------------------
     (IN THOUSANDS)                                    1998              1997
     --------------                                    ----              ----

     Furniture, fixtures and office equipment .....   $ 1,586          $ 1,375
     Computer equipment ...........................     9,292            7,158
     Manufacturing equipment ......................     1,954            1,425
     Gaming machines & equipment ..................     6,230            5,869
     Leasehold improvements .......................     1,445            1,140
                                                      -------          -------
                                                       20,507           16,967
     Accumulated depreciation and amortization ....    (7,585)          (3,298)
                                                      -------          -------
                                                      $12,922          $13,669
                                                      =======          =======

         Included in property and equipment at December 31, 1998 and 1997 are assets leased under capital leases of $1,000,000 net of accumulated depreciation of $792,000 and $702,000 as of December 31, 1998 and 1997, respectively. Gaming machines and equipment include 160 units of wide-area progressive machines. In January 1999, 142 of these machines were returned to the Company following a decision by management to modify the intital game that was released on the wide-area progressive system.

4. ACCRUED LIABILITIES

     Accrued liabilities consists of:

                                                            DECEMBER 31,
                                                      ------------------------
     (IN THOUSANDS)                                    1998              1997
     --------------                                    ----              ----

     Accrued compensation benefits ............       $  958           $1,330
     Accrued inventory related costs ..........        1,100               --
     Accrued royalties ........................        1,811               --
     Accrued interest expense .................        2,782               --
     Other accrued liabilities ................        1,503            1,653
                                                      ------           ------
                                                      $8,154           $2,983
                                                      ======           ======

5. LEASES

         The Company leases its facilities under noncancellable operating lease agreements. The accompanying statements of operations reflect rent expense on a straight-line basis over the term of the leases. The difference between straight-line rent expense and actual cash payments is recorded as deferred rent.

         Future minimum operating commitments at December 31, 1998 are as follows:

                                                                OPERATING
                                                                 LEASES
                                                                 ------
                                                             (IN THOUSANDS)
     1999 .................................................      $1,252
     2000 .................................................       1,254
     2001 .................................................       1,266
     2002 .................................................       1,292
     2003 .................................................         979
     Thereafter ...........................................       2,126
                                                                 ------

     Total minimum lease payments .........................      $8,169
                                                                 ======

         Rent expense (including prorated common area maintenance charges and utilities) for the years ended December 31, 1998, 1977 and 1996 was $1,310,000, $975,000 and $469,000, respectively.

6. BORROWING ARRANGEMENTS

         In April 1998, the Company entered into a $10 million secured revolving line of credit agreement based on the Company's eligible accounts receivable, which expires December 31, 1999. Borrowings bear interest at the bank's prime rate (7.75% at December 31, 1998) plus 1%. As of December 31, 1998 the Company had $4,000,000 outstanding under this agreement. The line of credit agreement requires the Company to comply with certain financial covenants. As of December 31, 1998 the Company was not in compliance with certain covenants related to working capital and minimum quarterly net income and had overdrawn funds based on eligible accounts receivable by $1,457,000. The bank has subsequently collected the overdrawn funds from the Company.

         Borrowing arrangements consist of the following (in thousands):

                                                               DECEMBER 31,
                                                          ---------------------
                                                            1998         1997
                                                          --------     --------
     Senior Discount Notes ($47.25 and $30 million
      principal obligation, respectively) ............    $ 37,716     $ 22,277
     Capital lease obligations .......................         360          645
     Other long-term obligations .....................       3,022           --
                                                          --------     --------
                                                            41,098       22,922
     Current obligation ..............................      (1,289)        (285)
                                                          --------     --------
     Long-term portion ...............................    $ 39,809     $ 22,637
                                                          ========     ========

         Future minimum debt commitments at December 31, 1998 are as follows (in thousands):


                                       Senior              Other Long
                                      Discount    Capital     Term       Total
                                        Notes     Leases   Obligations    Debt
                                        -----     ------   -----------    ----
 1999 ............................... $  2,953    $  327     $1,308    $  4,588
 2000 ...............................    5,906        56      1,308       7,270
 2001 ...............................   13,906        --        890      14,796
 2002 ...............................   45,633        --        229      45,862
 2003 ...............................       --        --         --          --
 Thereafter .........................       --        --         --          --
                                      --------    ------     ------    --------
    Total minimum payments ..........   68,398       383      3,735      72,516
 Amount representing interest or
  future discount ...................  (30,682)      (23)      (713)    (31,418)
                                      --------    ------     ------    --------
 Present value of debt payments .....   37,716       360      3,022      41,098
 Current portion ....................       --       305        984       1,289
                                      --------    ------     ------    --------
 Long-term portion .................. $ 37,716    $   55     $2,038    $ 39,809
                                      ========    ======     ======    ========

         On September 30, 1997, the Company completed the private placement of $30 million principal obligation Senior Discount Notes (the "1997 Notes") due September 30, 2002. In July, 1998 the Company sold an additional $17.25 million principal amount to the same investors (the "1998 Notes"). Commencing January 1, 1999 the Notes bear interest at 12.5% per annum, payable semi-annually. The Company is required to redeem $8 million in principal on September 30, 2001. The Company is permitted to raise additional proceeds from debt or equity securities of up to $40 million before mandatory redemption of the Notes. The Notes are callable at the option of the Company at any time, with an initial redemption price of 93.13% of the aggregate amount as of December 31, 1998, increasing to 100% over 9 months. In connection with the offerings, purchasers of the 1998 Notes were issued warrants to purchase 250,000 shares of the Company's Common Stock at a per share price of $8.00. Additionally, the exercise price of the 375,000 warrants issued in connection with the September 1997 $30 million Senior Discount Notes was also adjusted from a per-share price of $15.4375 to a per-share price of $8.00. The value ascribed to the warrants and to the repricing of the September 1997 warrants was $1,466,000. Gross proceeds to the Company before fees and expenses were $25 million in 1997 and $15 million in 1998. The resulting debt discount of $11,798,250 is being accreted as an addition to interest expense over the term of the Notes using the effective interest method. Offering costs of $1,945,000 in 1997 and $50,000 in 1998 are included in other assets and are being amortized as an addition to interest expense over the term of the Notes. The Notes require the Company to comply with certain financial covenants with which the Company was in compliance as of December 31, 1998.

         In June 1998, the Company entered into a secured equipment loan with available credit of up to $3 million. Borrowings bear interest at 14% per annum for a term of 42 months. As of December 31, 1998, the Company had $1,562,000 outstanding under this agreement. The agreement requires the Company to comply with certain financial covenants, with which the Company was in compliance as of December 31, 1998.

         In March 1998, the Company entered into a secured equipment term loan with available credit up to $2 million. Borrowings bear interest at 11% per annum for a term of 36 months. As of December 31, 1998 the Company had $1,698,000 outstanding under this agreement. The agreement requires the Company to comply with certain financial covenants, with which the Company was in compliance as of December 31, 1998.

8. REDEEMABLE CONVERTIBLE PREFERRED STOCK

         At December 31, 1998, the Company had the following shares of Nonvoting Redeemable Convertible Preferred Stock outstanding:

                                                                                AMOUNT, NET
                                                                   SHARES         OF NOTES
                                                                 OUTSTANDING     RECEIVABLE
                                                                 -----------     ----------
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Series A1:
  Conversion of Series A to Series A1 in 1996 .................    1,998,332          1,499
  Conversion to 1,219,032 shares of Common Stock in 1997.......   (1,828,549)        (1,371)
  Conversion to 113,189 shares of Common Stock in 1998 ........     (169,783)          (128)
                                                                  ----------     ----------
                                                                          --             --
                                                                  ----------     ----------
Series B1:
  Conversion of Series B to Series B1 in 1996 .................    4,386,141          4,956
                                                                  ----------     ----------
  Conversion to 1,191,000 shares of Common Stock in 1997.......   (1,786,500)        (2,019)
  Conversion to 750,000 shares of Common Stock in 1998 ........   (1,125,000)        (1,271)
                                                                  ----------     ----------
                                                                   1,474,641          1,666
                                                                  ----------     ----------
    Total Balance, December 31, 1998 ..........................    1,474,641     $    1,666
                                                                  ==========     ==========

         Significant terms of the Series A1 and B1 Redeemable Convertible Preferred Stock are as follows:

         Each share is convertible into .6667 shares of Common Stock (subject to adjustment for anti-dilution) at the election of the holder upon at least 75 days notice to the Company.

         Shares have no voting rights except as required by law.

         At any time after August 2000, the holders of a majority of the then outstanding shares of Redeemable Convertible Preferred Stock may require the Company to redeem for cash the Preferred Shares outstanding over a three-year period at a per-share purchase price equal to the original issue price (subject to certain anti-dilution adjustments) plus all declared but unpaid dividends on such shares. The Company shall redeem the shares of Redeemable Convertible Preferred Stock ratably from the Preferred Shareholders of record on that date.

         Dividends may be declared at the discretion of the Board of Directors and are noncumulative. To the extent declared, dividends of $.075 per share for Series A1 and $.114 per share for Series B1 must be paid prior to any dividends on Common Stock. No dividends have been declared through December 31, 1998.

         In the event of liquidation, dissolution or winding up of the Company, the Preferred Shareholders shall receive the initial issue price per share plus all declared but unpaid dividends. If the assets and funds to be distributed are insufficient to permit full payment, then the funds shall be distributed on a pro rata basis. Upon completion of this distribution, the holders of the Common Stock will receive a pro rata distribution of any remaining assets of the Company.

         Holders of the Redeemable Convertible Preferred Stock have certain registration rights.

9. COMMON STOCK

         During 1996, the Board of Directors adopted, and the shareholders approved, an amendment to the Articles of Incorporation to increase the number of authorized shares of Common Stock to 50,000,000. At December 31, 1998, Common Stock was reserved for issuance as follows:

         Conversion of outstanding Redeemable Convertible
           Preferred Stock ....................................      983,143
         Issuable under stock purchase warrants ...............      919,443
         Stock Option Plans ...................................    2,857,324
         Employee Stock Purchase Plans ........................      498,298
                                                                   ---------
                                                                   5,258,208
                                                                   =========
COMMON STOCK OFFERING

         In August 1996, the Company completed an initial public offering of 3,500,000 shares of Common Stock at a price of $10.50 per share. Concurrent with the initial public offering, all outstanding shares of Series A, B and C Redeemable Convertible Preferred Stock were automatically converted into 3,528,349 shares of Common Stock. The proceeds to the Company from the offering, net of underwriting discounts and offering expenses, were $32,855,000.

WARRANTS

         During 1998, the Company issued warrants to purchase 250,000 shares of Common Stock at $8.00 per share in conjunction with the issuance and sale of the Company's 1998 Senior Discount Notes (See Note 7). These warrants expire on September 30, 2002. During 1997, the Company issued warrants to purchase 375,000 shares of Common Stock at $15.4375 per share in conjunction with the issuance and sale of the Company's 1997 Senior Discount Notes (see Note 7). These warrants were repriced to $8.00 per share in connection with the issuance of the Company's 1998 Senior Discount Notes. The warrants expire on September 30, 2002. During 1996, the Company issued warrants to certain financial advisors in connection with its Series C Redeemable Convertible Preferred Stock financing. These warrants are exercisable for 116,666 shares of Common Stock at an exercise price of $7.50 per share and expire in 2001. In connection with the initial public offering, the Company issued 5-year warrants to purchase an aggregate of 177,777 shares of Common Stock to other financial advisors at an exercise price of $12.60 per share.

         In October 1995 the Company obtained a lease line of credit and granted the leasing company a 5-year warrant to purchase 40,936 shares of Common Stock at a price of $1.71 per share; such warrant was net-exercised by the holder in March, 1998.

STOCK OPTION PLANS

         Under the 1994 Stock Option Plan (the "1994 Option Plan"), the Company may grant incentive or nonstatutory stock options up to 3,892,655 shares of Common Stock to employees, directors and consultants at prices not less than fair market value for incentive stock options and not less than 85% of fair market value for nonstatutory stock options. These options generally expire five to ten years from the date of grant. Options normally vest at a rate of 25% on the first anniversary of the grant date and 1/48 per month thereafter and may be exercised at any time, subject to the Company's right to repurchase unvested shares at the original exercise price upon termination.

         In 1996, the Board of Directors adopted the 1996 Outside Directors Stock Option Plan (the "Directors Plan"). Under this plan, non-employee directors of the Company are automatically granted initial options to purchase 15,000 shares of Common Stock and additional options to purchase 5,000 shares of Common Stock in each subsequent year that such person remains a director of the Company. Options under the Directors Plan have an exercise price equal to fair market value at the grant date, vest ratably over three years and expire ten years from the date of grant. The number of shares authorized under this plan is 200,000.

         In 1997, the Board of Directors adopted the 1997 Nonstatutory Stock Option Plan (the "1997 Option Plan"). Under this plan, the Company may grant nonstatutory stock options for up to 390,000 shares of Common Stock to employees and consultants at prices not less than 85% of fair market value on the effective date of the grant. These options generally expire ten years from the date of grant and are immediately exercisable.

         The Company repriced outstanding options to purchase 1,013,202 shares to $9.125, the current market price on January 9, 1998. The Company subsequently repriced outstanding options to purchase 1,615,505 shares to $4.00, the current market price on September 11, 1998. In connection with the September 11, 1998 option repricing, employees were restricted from exercising options for a period of six months from the date of the repricing. Otherwise the options retain all other original terms. In addition, on December 1, 1998, the Company repriced 75,000 options to the Company's acting Chief Executive Officer from $6.00 to $1.875. The fair value of this grant after repricing was estimated to be $371,000. The Company recorded compensation expense of $326,000 in the third quarter of 1998 in connection with severance packages to former members of management of the Company. All of the above repriced options are shown as cancelled and regranted in the following table.

         Option activity under the 1994 Option Plan, Directors Plan, and 1997 Option Plan is as follows:

                                                                        WEIGHTED
                                                              NUMBER     AVERAGE
                                                                OF      EXERCISE
                                                              SHARES      PRICE
                                                              ------      -----
     Outstanding, January 1, 1996 .......................     725,667      0.14
       Granted (weighted average fair value of $2.59)....   1,020,063      5.34
       Exercised ........................................    (870,979)     0.18
       Cancelled ........................................     (39,348)     2.22
                                                           ----------    ------
     Outstanding, December 31, 1996 .....................     835,403      6.35
       Granted (weighted average fair value of $7.49)....   1,150,385     15.02
       Exercised ........................................     (49,083)     4.13
       Cancelled ........................................     (39,529)    12.01
                                                           ----------    ------
     Outstanding, December 31, 1997 .....................   1,897,176     11.36
       Granted (weighted average fair value of $4.29)....   3,759,563      5.85
       Exercised ........................................     (97,400)     2.23
       Cancelled ........................................  (3,605,166)     9.84
                                                           ==========    ======
     Outstanding, December 31, 1998 .....................   1,954,173    $ 4.09
                                                           ==========    ======

         Additional information regarding options outstanding as of December 31, 1998, is as follows:

                               OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                       ----------------------------------  ---------------------
                                      WEIGHTED
                         NUMBER       AVERAGE    WEIGHTED     NUMBER    WEIGHTED
                       OUTSTANDING   REMAINING   AVERAGE   EXERCISABLE  AVERAGE
   RANGE OF              AS OF     CONTRACTUAL  EXERCISE     AS OF     EXERCISE
EXERCISE PRICES         12/31/98     LIFE (YRS)   PRICE     12/31/98     PRICE
---------------         --------     ----------   -----     --------     -----
$ 0.105  -  $ 1.500      128,995       7.23       $1.38      128,995     $1.38
$ 1.875  -  $ 1.875      326,037       9.85        1.88      326,037      1.88
$ 2.375  -  $ 3.750       40,250       9.74        3.33       40,250      3.33
$ 4.000  -  $ 4.000    1,295,457       8.62        4.00    1,295,457      4.00
$ 4.250  -  $ 9.375       42,334       5.30        6.96       26,222      5.47
$10.500  -  $10.500       45,000       7.58       10.50       36,249     10.50
$11.750  -  $11.750        1,100       8.38       11.75        1,100     11.75
$12.250  -  $12.250       15,000       1.39       12.25        7,914     12.25
$14.500  -  $14.500       45,000       8.29       14.50       45,000     14.50
$18.750  -  $18.750       15,000       8.18       18.75        8,750     18.75
-------     -------    ---------       ----       -----    ---------     -----
$0.105  -  $18.750     1,954,173       8.59       $4.09    1,915,974     $3.94
======     =======     =========       ====       =====    =========     =====

         At  December  31,  1998,  674,651,  105,000,  and  123,500  shares were available for future grants under the 1994 Option Plan, Directors Plan, and 1997 Option Plan respectively. At December 31, 1998, 153,547 shares exercised were subject to repurchase. As of December 31, 1997 and 1996, 1,826,896 and 835,403 shares respectively were exercisable with a weighted average exercise price of $11.27 and $6.35, respectively.

EMPLOYEE STOCK PURCHASE PLAN

         In 1996, the Board of Directors adopted the 1996 Employee Stock Purchase Plan (the "1996 Purchase Plan"). Under the 1996 Purchase Plan, eligible employees are permitted to purchase shares of Common Stock through salary withholding at a price equal to 85% of the lower of the market value of the stock at the beginning of the 24-month offering period or the end of each six-month purchase period, subject to certain limitations. Due to insufficient shares remaining in the 1996 Purchase Plan, in 1998 the Board of Directors adopted the 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan"). Under the 1998 Purchase Plan, eligible employees are permitted to purchase shares of Common Stock through salary withholding at a price equal to 85% of the lower of the market value of the stock at the beginning or the end of the 6-month offering period, subject to certain limitations. At December 31, 1998, 251,702 shares had been issued under both of the Purchase Plans and 498,298 shares were reserved for further issuance. The weighted average fair value of those purchase rights granted in 1998, 1997 and 1996 was $3.73, $3.52 and $2.66, respectively. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life of one year for all years; expected interest rate of 5.7%, 6.2% and 5.4% for 1998, 1997 and 1996, respectively; expected volatility of 75% in 1998, 65% in 1997 and 39.2% subsequent to the initial public filing in July 1996; and no dividends during the expected term.

ADDITIONAL STOCK PLAN INFORMATION

         As discussed in Note 1, the Company continues to account for its stock-based awards using the intrinsic value method in accordance with APB No. 25 and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements.

         SFAS 123 requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method as of the beginning of fiscal 1995. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of the minimum value method for all periods prior to the initial public offering, and subsequently through the use of option

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
pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's stock option calculations were made using the minimum and Black-Scholes option pricing models with the following weighted average assumptions: expected life, 12 months following vesting; stock volatility, 75% in 1998, 65% in 1997 and 39.2% subsequent to the initial public filing in July 1996; risk-free interest rates, 5.7% in 1998, 6.2% in 1997, and 6.7% in 1996;
and no dividends during the expected term. The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the stock-based awards (including awards under the Purchase Plan) had been amortized to expense over the vesting period of the awards, pro forma net loss would have been $44,673,000 ($3.26 loss per share) in 1998, $26,815,000 ($2.51 loss per share) in 1997, and $14,345,000
($2.68 loss per share) in 1996.

10. INCOME TAXES

         The Company has had losses since inception and therefore has not provided for income taxes.

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as operating loss and tax credit carryforwards. Significant components of the Company's deferred income tax assets as of December 31, 1998 and 1997 are as follows:

                                                             DECEMBER 31,
                                                        -----------------------
                                                          1998           1997
                                                        --------       --------
(IN THOUSANDS)
Net deferred tax assets:
   Net operating losses ..........................      $ 25,596       $ 15,696
   Research and development credits ..............         1,140            963
   Capitalized research and development costs ....           895            480
   Accruals deductible in different periods ......         4,204            881
   Depreciation and amortization .................          (250)          (415)
                                                        --------       --------
                                                          31,585         17,605
Valuation allowance ..............................       (31,585)       (17,605)
                                                        ========       ========
Total ............................................      $     --       $     --
                                                        ========       ========

         Due to the uncertainty surrounding the realization of the benefits of its favorable tax attributes in future tax returns, the Company has fully reserved its net deferred tax assets as of December 31, 1998 and 1997, respectively.

         At December 31, 1998, the Company had net operating loss carryforwards of approximately $69,100,000 and $35,800,000 for federal and state income tax purposes, respectively. These carryforwards begin to expire in 2000. Net operating losses of approximately $950,000 for federal and state tax purposes attributable to the tax benefit relating to the exercise of nonqualified stock options and disqualifying dispositions of incentive stock options are excluded from the components of deferred income tax assets. The tax benefits associated with this net operating loss will be recorded as an adjustment to shareholders' equity when the Company generates taxable income.

         The Company also has research and development credit carryforwards of approximately $815,000 and $720,000 available to offset future federal and state income taxes, respectively, as of December 31, 1998. These carryforwards begin to expire in 2010.

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
         The Tax Reform Act of 1986 and the California Act of 1987 impose restrictions on the utilization of net operating loss and tax credit carryforwards in the event of an "ownership change" as defined by the Internal Revenue Code. The Company's ability to utilize its net operating loss and tax credit carryforwards is subject to limitation pursuant to these restrictions. As of March 31, 1998, approximately $4 million of the Company's net operating loss carryforwards was subject to such limitation and is dependent on the Company's future profitability and the utilization of its net operating loss carryforwards over a period of time.

11. SUBSEQUENT EVENTS

         In February, 1999 the Company filed a complaint against International Game Technology, Inc. (IGT) seeking a declaration of noninfringement and invalidity of US Patent no. 5,823,873, describing a method of playing electronic video poker games. The suit was originally filed in the United States District Court for the Northern District of California, as a result of threat of litigation by IGT. IGT responded by filing a complaint in the District of Nevada alleging infringement of the same patent. As that case has been transferred from Reno to be heard in Las Vegas, the Company intends to dismiss the California action and pursue its claims against IGT in the Las Vegas case. On March 16, 1999 the Company was unsuccessful in preventing IGT from issuing a temporary restraining order that prevents the Company from shipping the disputed product until the injunction hearing that has been set for April 15, 1999 in Las Vegas. If the Company is unsuccessful in preventing IGT from gaining an injunction until the patent trial is heard, the Company will be prevented from shipping the disputed product until such time as the patent trial is resolved. Management believes that the patent trial would be at least two to five months after the April 15 hearing. The claims in the lawsuit relate to a game that the Company released in February 1999 called Multi-Draw Poker. The Company's management strongly denies the assertions of infringement and in the litigation has asked the court to rule that its game does not infringe. The costs of defending this suit may be substantial and may require significant amounts of senior management time, and an adverse result in such litigation could materially and adversely affect the Company's liquidity and capital resources. No adjustments have been made in the accompanying consolidated financial statements relating to this litigation.

         On March 12, 1999 the Company announced the closure of its Mountain View California-based manufacturing operations and the relocation of its manufacturing activities to its Las Vegas Nevada, facility. The Company also announced the elimination of 66 positions or 40% of the Company's workforce. In connection with the elimination of positions, the Company offered 255,000 fully-vested shares to these employees as part of their severance. The Company also has granted additional options to purchase 2,565,000 shares of common stock to remaining employees and consultants during March, 1999.

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